Exhibit 10.2

Equipment Lease Agreement
(KCSM 2007-1)
dated as of April 4, 2007
between
High Ridge Leasing LLC,
Lessor
and
Kansas City Southern de Mexico, S. de R.L. de C.V.,
Lessee
30 GE ES44AC Locomotives

Memorandum of Equipment Lease Agreement (KCSM 2007-1) filed with the Surface Transportation Board pursuant to 49 U.S.C. § 11301 on April 4, 2007 at 4:10 p.m., Recordation Number 26908, and deposited in the Office of the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act on April 5, 2007 at 12:19 p.m.

Table of Contents

Section	Heading	Page

Section 1.	Definitions	1
Section 2.	Acceptance and Leasing of Equipment	1
Section 2.1.	Sale and Purchase; Participation in Equipment Cost	1
Section 2.2.	Settlement Date; Procedure for Participation	1
Section 3.	Term and Rent	2
Section 3.1.	Lease Term	2
Section 3.2.	Basic Rent	2
Section 3.3.	Supplemental Rent	2
Section 3.4.	Calculation of Adjustments to Basic Rent, Stipulated Loss Value, Termination Value, EBO Fixed Purchase Price and FPO Fixed Purchase Price; Confirmation and Verification	3
Section 3.5.	Manner of Payments	4
Section 4.	Ownership and Marking of Equipment	5
Section 4.1.	Retention of Title	5
Section 4.2.	Duty to Number and Mark Equipment	5
Section 4.3.	Prohibition against Certain Designations	5
Section 5.	Disclaimer of Warranties; Right of Quiet Enjoyment	5
Section 5.1.	Disclaimer of Warranties	5
Section 5.2.	Quiet Enjoyment	6
Section 6.	Return of Equipment; Storage	6
Section 6.1.	General	6
Section 6.2.	Condition of Equipment	7
Section 6.3.	Storage	7
Section 6.4.	Termination of Lease	8
Section 7.	Liens	8
Section 7.1.	Lessee Liens	8
Section 7.2.	Lessor Liens	8
Section 8.	Maintenance; Operation; Sublease	8
Section 8.1.	Maintenance	8
Section 8.2.	Operation	8
Section 8.3.	Sublease	9
Section 9.	Modifications	9
Section 9.1.	Required Modifications	9
Section 9.2.	Optional Modifications	9
Section 9.3.	Removal of Proprietary and Communications Equipment	10
Section 9.4.	Retention of Equipment by Lessor	10
Section 10.	Voluntary Termination	10
Section 10.1.	Right of Termination	10
Section 10.2.	Sale of Equipment	11
Section 10.3.	Retention of Equipment by Lessor	11
Section 10.4.	Termination of Lease	12

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Section	Heading	Page

Section 26.4.	Successors and Assigns	34
Section 26.5.	True Lease	34
Section 26.6.	Amendments and Waivers	34
Section 26.7.	Survival	34
Section 26.8.	Business Days	35
Section 26.9.	Directly or Indirectly	35
Section 26.10.	Entitlement to §1168 Benefits	35
Section 26.11.	Waiver of Jury Trial	35
Section 26.12.	Reproduction of Documents	35
Section 26.13.	Tax Disclosure	35
Section 26.14.	Jurisdiction, Court Proceedings	36
Section 26.15.	Judgment Currency	36
Attachments to Equipment Lease Agreement:
Exhibit A — Closing and Settlement Conditions
Exhibit B — Form of Certificate of Acceptance
Exhibit C — Form of Lease Supplement
Exhibit D — Form of Lessee Officer’s Certificate
Exhibit E — Form of Lessor Officer’s Certificate
Exhibit F — Form of Bill of Sale
Appendix A — Definitions
Schedule 1 — Price Assumptions and Pro Forma Schedules

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Equipment Lease Agreement
(KCSM 2007-1)

This Equipment Lease Agreement (KCSM 2007-1), dated as of April 4, 2007 (this “Lease”), between High Ridge Leasing LLC, a Delaware limited liability company (“Lessor”), and Kansas City Southern de Mexico, S. de R.L. de C.V., a corporation incorporated under the laws of Mexico (“Lessee”),

Witnesseth:

WHEREAS, Lessee has acquired thirty (30) General Electric ES44AC locomotives that were newly built and delivered within the last six months; and

WHEREAS, Lessee desires to sell such locomotives to Lessor and to simultaneously lease such locomotives from Lessor in accordance with the terms of this Lease; and

NOW THEREFORE, in consideration of the forgoing, Lessor and Lessee agree to consummate the sale and leaseback of such locomotives subject to the terms and conditions set forth herein.

Section 1.  Definitions.

Unless the context otherwise requires, all capitalized terms used herein without definition shall have the respective meanings set forth in Appendix A hereto for all purposes of this Lease.

Section 2.  Acceptance and Leasing of Equipment.

Section 2.1.  Sale and Purchase; Participation in Equipment Cost.  Subject to the terms and conditions hereof (and the satisfaction or waiver of the applicable conditions precedent set forth in Exhibit A attached hereto), on each Delivery Date (as defined below), Lessee agrees to sell to Lessor and Lessor agrees to purchase from Lessee, the Units of Equipment to be delivered on such Delivery Date as described in the Bill of Sale delivered on the Settlement Date (as defined below), and, in connection therewith, Lessor agrees to pay to Lessee the purchase price of $2,176,320 for each Unit of Equipment purchased; provided, however, that Lessee shall not be obligated to sell and Lessor shall not be obligated to purchase on the Settlement Date any Unit that is destroyed, damaged or otherwise unacceptable to Lessee for lease pursuant to this Lease on the Settlement Date; provided further that Lessor’s maximum commitment for all Units shall not exceed $66,000,000. Lessee shall deliver the applicable Equipment to Lessor at a location in the contiguous 48 United States and Lessee shall, as authorized representative and on behalf of Lessor, accept such delivery on one or more delivery dates (each a “Delivery Date”) occurring during the period commencing on the date of the execution and delivery of this Lease and the Tax Indemnity Agreement and ending on the Settlement Date (as defined below).

Section 2.2.  Settlement Date; Procedure for Participation.

(a) Notice of Settlement Date.  Lessee shall give Lessor notice (the “Notice of Settlement”) by telex, telegraph, facsimile or other form of telecommunication or telephone of the Settlement Date not later than 1:00 P.M., New York City time, on the second Business Day preceding the Settlement Date, which Notice of Settlement shall specify in reasonable detail the number and type of Units to be settled on such date and the aggregate Equipment Cost of such Units required to be paid with respect to such Units. Prior to 11:00 A.M., New York City time, on the Settlement Date, Lessor shall make the amount of the Equipment Cost required to be paid on the Settlement Date available to Lessee, or its designee, by transferring or delivering such amounts in funds immediately available on the Settlement Date, to Lessee’s account at Bank of America (ABA No. 026009593), for credit to account number 629082687, Account Name: Kansas City Southern de Mexico, S. de R.L. de C.V., re: (KCSM 2007-1) or such other account as designated by Lessee. The making available by Lessor of the amount of the Equipment Cost shall be deemed a waiver of the Notice of Settlement by Lessor.

(b) Settlement.  The closing with respect to the settlement of the purchase price of the applicable Units (the “Settlement”) shall commence at 9:00 A.M., New York City time at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 or at such other place or time as the parties hereto shall agree on the date designated by Lessee in the Notice of Settlement described in Section 2.2(a) (such date being referred to as the “Settlement Date”); provided that the Settlement Date shall occur on or after April 4, 2007 and on or prior to April 30, 2007. Upon receipt by Lessee on the Settlement Date of the full amount of the Equipment Cost in respect of the Units delivered on or prior to the Settlement Date, (i) Lessee shall deliver the Bill of Sale for such Units to Lessor, (ii) Lessor shall have accepted such Units, such acceptance to be conclusively evidenced by the execution and delivery by Lessor or its authorized representative of a Certificate of Acceptance with respect to the applicable Units in the form attached hereto as Exhibit B (a “Certificate of Acceptance”), and (iii) Lessor shall, pursuant to this Lease, lease such Equipment as and when delivered and accepted on or prior to the Settlement Date to Lessee, and Lessee, pursuant to this Lease, shall accept delivery of such Units under this Lease, such lease, delivery and acceptance of such Units under this Lease to be conclusively evidenced by the execution and delivery by Lessee of a Certificate of Acceptance covering the Equipment so delivered subject to the condition subsequent that Lessee shall receive the purchase price for such Equipment on the Settlement Date.

Section 3.  Term and Rent.

Section 3.1.  Lease Term.  The interim term of this Lease (the “Interim Term”) for each Unit shall commence on the Delivery Date for such Unit and shall terminate at 11:59 P.M. (New York City time) on the day before the Basic Term Commencement Date for such Unit. The basic term of this Lease (the “Basic Term”) for each Unit shall commence on the Basic Term Commencement Date for such Unit and, subject to earlier termination pursuant to Sections 10, 11, 15, 22.1 and 23, shall expire at 11:59 P.M. (New York City time) on the Basic Term Expiration Date for such Unit.

Section 3.2.  Basic Rent.  Lessee and Lessor hereby agree that no Rent (other than Supplemental Rent, if any) shall be payable to the Lessor during the Interim Term. Lessee hereby agrees to pay Lessor Basic Rent for each Unit throughout the Basic Term applicable thereto on the first Rent Payment Date and in consecutive semi-annual installments thereafter payable on each Rent Payment Date. Each payment of Basic Rent shall be in an amount equal to the product of the Equipment Cost for such Unit multiplied by the Basic Rent percentage for such Unit set forth opposite such Rent Payment Date on Schedule 2 to the Lease Supplement for such Units (as such Schedule 2 shall be adjusted pursuant to Section 3.4 hereof). Basic Rent shall be payable on the Rent Payment Dates as set forth in Schedule 2 to the Lease Supplement for the applicable Units. Basic Rent shall be allocated to and accrue for the use of the Units as specified in Schedule 5 to the Lease Supplement for such Units. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the parties agree that irrespective of Lessee’s payment obligation on each Rent Payment Date, Lessee’s liability on account of the use of each Unit shall be allocated to each Lease period in the amount set forth in Schedule 5 to the Lease Supplement for the applicable Units. Basic Rent allocated to any Lease period shall be further allocated ratably to each day within such Lease period. Basic Rent shall be allocated to each calendar year in the Lease Term based upon the assumption that each calendar year in the Lease Term is 360 days, consisting of four 90-day quarters and twelve 30-day months. It is the intention of Lessor and Lessee that the allocations of Basic Rent to each Lease period in the amount set forth in Schedule 5 to the Lease Supplement constitute specific allocations of fixed rent within the meaning of Treasury Regulation section 1.467-1(c)(2)(ii) with the intended effect that the Lease will not have “prepaid rent” or “deferred rent” within the meaning of Treasury Regulation sections 1.467-1(c)(3)(i) or (ii). The parties hereto agree that for Mexican tax purposes each payment of Basic Rent pursuant to this Section 3.2 shall constitute the payment of royalty for the temporary use of the Equipment during the term of this Lease.

Section 3.3.  Supplemental Rent.  Lessee also agrees to pay to Lessor, or to whomsoever shall be entitled thereto, any and all Supplemental Rent, promptly as the same shall become due and owing, or where no due date is specified, promptly after demand by the Person entitled thereto, and in the event of any failure on the part of Lessee to pay any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise as in the case of nonpayment of Basic Rent. Without limiting the generality of the foregoing, Lessee will pay, as Supplemental Rent, (i) on demand, to the extent permitted by applicable law, an amount equal to interest at the applicable Late Rate on any part of any installment of Basic Rent not paid when due for any period for which the same shall be overdue and on any payment of Supplemental Rent not paid when due or demanded, as the case may be, for the period from such due date or demand until the same shall be paid and (ii) on demand, any payments required under the Tax Indemnity Agreement or Section 21 hereof. All Supplemental Rent to be paid pursuant to this Section 3.3 shall be payable in the type of funds and in the manner set forth in Section 3.5.

Section 3.4.  Calculation of Adjustments to Basic Rent, Stipulated Loss Value, Termination Value, EBO Fixed Purchase Price and FPO Fixed Purchase Price; Confirmation and Verification.

(a) Schedules.  Schedule 1 hereto sets forth pricing assumptions (the “Pricing Assumptions”) and pro forma schedules of Basic Rent, Rent Payment Dates, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price, EBO Fixed Purchase Price Date, FPO Fixed Purchase Price and Allocation of Basic Rent. Promptly after receipt of the Notice of Settlement, Lessor shall prepare Schedules 2 through 7 for the Lease Supplement to be delivered on the Settlement Date setting forth the actual Basic Rent, Rent Payment Dates, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price, EBO Fixed Purchase Price Date, FPO Fixed Purchase Price, Allocation of Basic Rent, Overpayment of Basic Rent and Underpayment of Basic Rent, in each case in respect of the Units to be settled on the Settlement Date. Lessor shall also advise Lessee if there shall have occurred a Change in Tax Law that will result in an adjustment to economic schedules. After having been advised in writing by Lessor of such Change in Tax Law and the proposed adjustment to the payments of Basic Rent resulting therefrom as provided below, Lessee may decline to proceed with the transaction.

In preparing such schedules, Lessor shall first increase or decrease the nominal after-tax yield component of Lessor’s Net Economic Return in an amount equal to 54.955% of the difference between (x) the Lessor’s Funding Index Rate on the second Business Day preceding the Settlement Date and (y) 5.05%, and then recalculate the payments or amounts, as the case may be, of Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price:

(i) to preserve the Net Economic Return, as adjusted, that Lessor would have realized had there been no change in the Pricing Assumptions or, if applicable, had no Change in Tax Law occurred prior to the Settlement Date, and

(ii) to minimize to the greatest extent possible, consistent with the foregoing clause (i), the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date, and the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using the discount rate of 7.5%, semiannually compounded, and discounting to the Settlement Date).

In performing any such recalculation and in determining Lessor’s Net Economic Return, Lessor shall utilize the same methods, tax constraints and assumptions originally used to calculate the payments of Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price with respect to the Basic Term set forth in the pro forma schedules on Schedule 1 hereto (other than the changes in Pricing Assumptions necessitating such recalculation; it being agreed that such recalculation shall reflect solely any changes of assumptions or facts resulting directly from the event or events necessitating such recalculation). Such adjustments shall comply (to the extent the original structure complied) with section 467 of the Code and the Regulations and the requirements of sections 4.02(5), 4.07(1) and (2) and 4.08(1) of Revenue Procedure 2001-29, as amended ((and such that this Lease could not be treated as a “disqualified leaseback” or “long term agreement” within the meaning of section 467 of the Code). On the Settlement Date, Lessor and Lessee shall execute and deliver a Lease Supplement containing such revised schedules and attaching a list of the Units subject thereto.

(b) Post Settlement Adjustments.  In the event (A) any amount is paid by Lessee to Lessor pursuant to Section 5.5(i) or 5.5(iii) of the Tax Indemnity Agreement, or (B) Lessee elects to make payments to Lessor pursuant to Section 5.5(ii) of the Tax Indemnity Agreement, then, in each case, Lessor shall recalculate the payments or amounts, as the case may be, of Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price:

(i) to preserve the Net Economic Return that Lessor would have realized had such amount not been paid by Lessee under Section 5.5(i) or 5.5(iii) of the Tax Indemnity Agreement or had Lessee not elected to make such payment under Section 5.5(ii) of the Tax Indemnity Agreement, and

(ii) to minimize to the greatest extent possible, consistent with the foregoing clause (i), the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date, and the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using the discount rate of 7.5%, semiannually compounded, and discounting to the Settlement Date).

In performing any such recalculation and in determining Lessor’s Net Economic Return, Lessor shall utilize the same methods, tax constraints and assumptions originally used to calculate the payments of Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price with respect to the Basic Term (other than those assumptions changed as a result of any of the events described in clauses (A) and (B) of the preceding sentence necessitating such recalculation; it being agreed that such recalculation shall reflect solely any changes of assumptions or facts resulting directly from the event or events necessitating such recalculation). Such adjustments shall comply (to the extent the original structure complied) with section 467 of the Code and the Regulations and the requirements of sections 4.02(5), 4.07(1) and (2) and 4.08(1) of Revenue Procedure 2001-29, as amended ((and such that this Lease could not be treated as a “disqualified leaseback” or “long term agreement” within the meaning of section 467 of the Code).

(c) Confirmation and Verification.  Upon completion of any recalculation described above in this Section 3.4 a duly authorized officer of Lessor shall provide a certificate to Lessee either (x) stating that the payments of Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price with respect to the Basic Term as are then set forth in this Lease do not require change, or (y) setting forth such adjustments to the payments of Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price or and FPO Fixed Purchase Price with respect to the Basic Term as have been calculated by Lessor in accordance with Section 3.4(b) above. Such certificate shall describe in reasonable detail the basis for any such adjustments. If Lessee shall so request, the recalculation of any such adjustments described in this Section 3.4 shall be verified by a nationally recognized firm of independent accountants selected by Lessor and reasonably acceptable to Lessee and any such recalculation of such adjustment as so verified shall be binding on Lessee and Lessor. Such accounting firm shall be requested to make its determination within 30 days. Lessor shall provide to a representative of such accounting firm, on a confidential basis, such information as it may reasonably require (but excluding any books, records or tax returns), including the original assumptions used by Lessor and the methods used by Lessor in the original calculation of, and any recalculation of, Basic Rent, Stipulated Loss Values, Termination Values, EBO Fixed Purchase Price and FPO Fixed Purchase Price and such other information as is necessary to determine whether the computation is accurate and in conformity with the provisions of this Lease. The reasonable costs of such verification shall be borne by Lessee, unless as a result of such verification process (1) the payments of Basic Rent certified by Lessor pursuant to this Section 3.4(c) are adjusted and such adjustment causes the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date and the present value of the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using a discount rate of 7.75% per annum, semiannually compounded, and discounting to the Settlement Date) to decline by 10 basis points or more from the sum of the present value of the payments of Basic Rent through and including the EBO Fixed Purchase Price Date and the present value of the EBO Fixed Purchase Price (all present values for purposes of the foregoing being computed using a discount rate of 7.75% per annum, semiannually compounded, and discounting to the Settlement Date) certified by Lessor pursuant to this Section 3.4(c), or (2) any payment of Stipulated Loss Value, Termination Value, EBO Fixed Purchase Price or FPO Fixed Purchase Price is adjusted and such adjustment causes such Stipulated Loss Value, Termination Value, EBO Fixed Purchase Price or FPO Fixed Purchase Price to decline by 10 basis points or more from such Stipulated Loss Value, Termination Value, EBO Fixed Purchase Price or FPO Fixed Purchase Price certified by Lessor pursuant to this Section 3.4(c), in which case Lessor shall be responsible for the reasonable costs of such verification.

(d) Invoices.  All invoices in respect of Transaction Costs shall be directed to Lessor at the address set forth in Section 20, with a copy to Lessee.

Section 3.5.  Manner of Payments.  All Rent (other than Supplemental Rent payable to Persons other than Lessor, which shall be payable to such other Persons in accordance with written instructions furnished to

Lessee by such Persons, as otherwise provided in any of the Operative Agreements or as required by law) shall be paid by Lessee to Lessor at:

Deutsche Bank Trust Company Americas
ABA Number 021 001 033
Account Name: GE Transportation Finance, Inc.
Account Number 50-276-558
Reference: KCSM 2007

All Rent shall be paid by Lessee in U.S. Dollars, which shall be immediately available to the recipient not later than 12:00 noon (New York City time) on the date of such payment.

Section 4.  Ownership and Marking of Equipment.

Section 4.1.  Retention of Title.  Lessor shall and hereby does retain full legal title to and ownership of the Equipment notwithstanding the delivery of the Equipment to Lessee hereunder.

Section 4.2.  Duty to Number and Mark Equipment.  On or before the applicable Delivery Date, Lessee shall cause each Unit to be numbered with the reporting mark shown on the Lease Supplement for such Unit dated the Settlement Date and, within 30 days of the Settlement Date and at all times thereafter, shall cause each Unit to be plainly, distinctly, permanently and conspicuously marked by a plate or stencil printed in contrasting colors upon each side of each Unit, in letters not less than one inch in height, a legend substantially as follows:

“Subject to a Lease Agreement recorded
with the Surface Transportation Board”
or
“Ownership subject to a Lease Agreement filed
with the Surface Transportation Board”

with appropriate changes thereof and additions thereto as from time to time may be required by law in order to protect Lessor’s right, title and interest in and to such Unit and its rights under this Lease. Except as provided hereinabove, Lessee will not place any such Units in operation or exercise any control or dominion over the same until the required legend shall have been so marked on both sides thereof, and will replace promptly any such word or words in such legend which may be removed, defaced, obliterated or destroyed. Lessee will not change the reporting mark of any Unit except in accordance with a statement of new reporting marks to be substituted therefor, which statement shall be delivered to Lessor by Lessee and a supplement to this Lease with respect to such new reporting marks shall be filed or recorded by Lessee in all public offices where this Lease shall have been filed or recorded, in each case promptly after a Responsible Officer of Lessee obtains actual knowledge of such change.

Section 4.3.  Prohibition against Certain Designations.  Except as above provided, Lessee will not allow the name of any Person to be placed on any Unit as a designation that might reasonably be interpreted as a claim of ownership; provided however, that subject to the delivery of the statement specified in the last sentence of Section 4.2, Lessee may cause the Equipment to be lettered with the names or initials or other insignia customarily used by Lessee or any permitted sublessees or any of their respective Affiliates on railroad equipment used by it of the same or a similar type.

Section 5.  Disclaimer of Warranties; Right of Quiet Enjoyment.

Section 5.1.  Disclaimer of Warranties.  Without waiving any claim Lessee may have against any seller, supplier or manufacturer, Lessee acknowledges and agrees that, (i) each Unit is of a size, design, capacity and manufacture selected by and acceptable to Lessee, (ii) Lessee is satisfied that each Unit is suitable for its purposes, (iii) Lessor is not a manufacturer or a dealer in property of such kind, (iv) each Unit is leased hereunder subject to all applicable laws and governmental regulations now in effect or hereinafter adopted, and (v) Lessor leases and Lessee takes each Unit “as-is”, “where-is” and “with all faults”, and Lessee acknowledges that Lessor does not make nor shall be deemed to have made, and expressly disclaims, any and all rights, claims, warranties or representations either express or implied, as to the value, condition, fitness for any particular purpose, design, operation, merchantability thereof or as to the title of the equipment, the quality of the material or workmanship thereof or conformity thereof to specifications, freedom from patent, copyright or trademark infringement, the absence of any latent or other defect, whether or not discoverable, or as to the absence of any obligations based on strict liability in tort or any other express or implied representation or warranty whatsoever with respect thereto, except that Lessor represents and warrants that on each Delivery Date, Lessor shall have received whatever title to the Equipment delivered under this Lease on such Delivery Date as was conveyed to Lessor by Lessee and each Unit will be free of Lessor’s Liens. During the Lease Term so long as no Event of Default shall have occurred and be continuing, Lessor hereby appoints and constitutes Lessee its agent and attorney-in-fact during the Lease Term to assert and enforce, from time to time, in the name and for the account of Lessor and Lessee, as their interests may appear, but in all cases at the sole cost and expense of Lessee, whatever claims and rights Lessor may have as owner of the Equipment against the manufacturers or any prior owner thereof.

Section 5.2.  Quiet Enjoyment.  Each party to this Lease acknowledges notice of, and consents in all respects to, the terms of this Lease, and expressly, severally and as to its own actions only, agrees that, notwithstanding any other provision of any of the Operative Agreements, so long as no Event of Default has occurred and is continuing, it shall not take or cause to be taken any action inconsistent with Lessee’s rights under this Lease or otherwise through its own actions in any way interfere with or interrupt the quiet enjoyment of the use, operation and possession of any Unit by Lessee.

Section 6.  Return of Equipment; Storage.

Section 6.1.  General.  (a) If Lessee determines not to give a notice of its election to repurchase the Units pursuant to Section 23(a)(iii), Lessee shall give Lessor at least 90 days prior notice of its intention to return the Units at the expiration of the Term. On the expiration of the Lease Term with respect to any Unit which has not been purchased by Lessee, Lessee will, at its own cost and expense, deliver possession of such Unit to Lessor at not more than three interchange points on the tracks of Lessee or an Affiliate of Lessee in the 48 contiguous United States, f.o.b. such interchange point, as Lessor may reasonably designate to Lessee in writing at least 60 days before the end of the Lease Term or, in the absence of such designation, as Lessee may reasonably select or, if Lessor has requested storage pursuant to Section 6.3, to the location determined in accordance with Section 6.3. Upon expiration of the Lease Term with respect to such Unit, compliance with the terms hereof and tender of such Unit at the location determined in accordance with this Section 6.1(a), this Lease and the obligation to pay Basic Rent and all other Rent for such Unit accruing subsequent to such expiration (except for Supplemental Rent obligations with respect to such Unit surviving pursuant to Section 21 hereof or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate.

(b) In the event any Unit is not returned as hereinabove provided upon the scheduled expiration of the Lease Term with respect to such Unit, Lessee may retain custody and control of such Unit so long as Lessee is attempting to remedy any condition delaying such return, and in any case the covenants of Lessee (other than with respect to Basic Rent) under this Lease (including those pertaining to indemnities, Liens, maintenance and insurance) shall continue with respect to such Unit until such return of such Unit and, regardless of whether such delay shall be attributable to Lessee or any permitted sublessee, Lessee shall pay to Lessor, for each day from and after the scheduled expiration of this Lease, Basic Rent in an amount equal to the greater of the Fair Market Rental Value of such Unit and the daily equivalent of the arithmetic average of the Basic Rent payable during the Basic Term for such Unit.

(c) In the event any Unit is not returned as hereinabove provided within 90 days after the expiration of the Lease Term with respect to such Unit, Lessee may retain custody and control of such Unit so long as Lessee is attempting to remedy any condition delaying such return, and in any case the covenants of Lessee (other than with respect to Basic Rent) under this Lease (including those pertaining to indemnities, Liens, maintenance and insurance) shall continue with respect to such Unit until such return of such Unit and, regardless of whether such delay shall be attributable to Lessee or any permitted sublessee, Lessee shall pay to Lessor, for each day from and after the expiration of such 90-day period, Basic Rent in an amount equal to the greater of the Fair Market Rental Value of such Unit and 150% of the daily equivalent of the arithmetic average of the Basic Rent payable during the Basic Term.

(d) In the event any Unit is not returned as hereinabove provided within 180 days after the expiration of the Lease Term with respect to such Unit, Lessee may retain custody and control of such Unit so long as Lessee is attempting to remedy any condition delaying such return, and in any case the covenants of Lessee (other than with respect to Basic Rent) under this Lease (including those pertaining to indemnities, Liens, maintenance and insurance) shall continue with respect to such Unit until such return of such Unit and, regardless of whether such delay shall be attributable to Lessee or any permitted sublessee, Lessor may, at its option, upon notice to Lessee on any Business Day after the expiration of such 180-day period deem such failure to return such Unit to be an Event of Loss, whereupon the provisions of Sections 11.2, 11.3 and 11.4 shall apply to such Unit.

(e) The provision for payment pursuant to Section 6.1(b) and Section 6.1(c) above shall not be in abrogation of Lessor’s right under Section 6.1(a) to have such Unit returned to it hereunder or prevent Lessor from exercising any other remedies set forth herein.

Section 6.2.  Condition of Equipment.  Each Unit when returned to Lessor pursuant to Section 6.1(a) shall (i) be in the condition required by Sections 8.1 and 9.3, (ii) be capable of performing the functions for which it was designed covered by Section 8.1 and (iii) be free and clear of all Liens except Lessor’s Liens and Permitted Liens, provided that Lessee agrees to promptly discharge any such Permitted Lien upon return of the Unit with Lessor’s sole remedy for any breach of this clause (iii) being damages at law or specific performance at equity. To the extent that any maintenance or overhaul logs are kept by Lessee with respect to any Unit returned pursuant to Section 6.1 and such maintenance logs are customarily made available to the purchaser of equipment of a type similar to such Unit, upon the request of Lessor and at Lessee’s expense, such maintenance and overhaul logs shall be made available to Lessor or its designee upon the return of such Unit. Except as expressly provided in this Section 6.2, there will be no further requirements imposed upon Lessee with respect to the condition of any Unit upon its return in accordance with the provisions of Section 6.1 hereof and this Section 6.2.

Section 6.3.  Storage.  Upon the expiration of the Lease Term with respect to each Unit, upon written request of Lessor received at least 60 days prior to the end of the Lease Term with respect to such Unit, Lessee shall permit Lessor to store each such Unit, free of charge, except as provided below, at such location on the tracks of Lessee used by Lessee for the storage of surplus rolling stock or locomotives or rolling stock or locomotives available for sale as shall be reasonably designated by Lessor (taking into account, among other things, Lessee’s storage capacity, security and access) in its request for storage pursuant to this Section 6.3 for a period (the “Storage Period”) beginning on the expiration of the Lease Term and ending not more than 60 days after the later of the expiration of the Lease Term with respect to such Units or the date on which 65% of all Units to be returned at the expiration of the Lease Term have been returned. Any storage facilities provided by Lessee pursuant to this Section 6.3 shall, in all cases, be at the cost to Lessor of insurance and Lessee’s out-of-pocket costs in connection with providing any services not contemplated hereby to be provided during the Storage Period and at the risk of Lessor, including but not limited to any deterioration of any Unit caused by moisture or any weather-related cost to the extent such cost arises during such period of storage and not as a result of Lessee’s violation of its obligations under this Lease (except, with respect to any injury to, or death of, any person exercising, either on behalf of Lessor or any prospective purchaser or user, the inspection rights granted pursuant to this Section 6.3, Lessee’s gross negligence or willful misconduct). With respect to the Units stored pursuant hereto, Lessee will carry and maintain with respect to stored Units, during the Storage Period, under Lessee’s insurance policies, property damage insurance and public liability insurance with respect to third party personal and property damage as Lessee then maintains in respect of equipment owned or leased by it similar in type to the Equipment; provided that (i) Lessor pays all incremental costs associated with such insurance coverage, (ii) such insurance coverage does not negatively impact upon Lessee’s loss insurance rating and (iii) any coverage provided is above Lessee’s deductibles or self-insurance retention amounts. On not more than one occasion with respect to each stored Unit and upon not less than 15 days’ prior written notice from Lessor to Lessee, Lessee will, during the Storage Period, transport such Units, in groups of not fewer than five (5), at Lessee’s cost and expense, to an interchange point, f.o.b., such interchange point, on the lines of Lessee or an Affiliate of Lessee in the 48 contiguous United States reasonably specified by Lessor, whereupon Lessee shall have no further liability or obligation with respect to such Units. During the Storage Period, Lessee will permit Lessor or any person designated by it, including the authorized representative or representatives of any prospective purchaser or user of such Unit, to inspect the same; provided, however, that such inspection shall not interfere with the normal conduct of Lessee’s business and such person shall be insured to the reasonable satisfaction of Lessee with respect to any risks incurred in connection with any such inspections and Lessee (except in the case of Lessee’s gross negligence or willful misconduct) shall not be liable for any injury to, or the death of, any person exercising, either on behalf of Lessor or any prospective purchaser or user, the rights of inspection granted pursuant hereto. Lessee shall not be required to store the Equipment after the Storage Period. If Lessee stores any Unit after the Storage Period, such storage shall be at the sole expense and risk of Lessor.

Section 6.4.  Termination of Lease.  Upon the later of (i) expiration of the Lease Term with respect to such Unit and payment of all sums due hereunder, (ii) tender of such Unit at the location determined in accordance with Section 6.1(a) or, as applicable, the tender of such Unit for storage in accordance with Section 6.3, and (iii) compliance by such Unit with Section 6.2, this Lease and the obligation to pay Rent (except for Supplemental Rent obligations surviving pursuant to Section 21 hereof) for such Unit accruing subsequent to the expiration of the Lease Term with respect to such Unit shall terminate.

Section 7.  Liens.

Section 7.1.  Lessee Liens.  Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any Units or Lessee’s leasehold interest therein under this Lease, except Permitted Liens, and Lessee shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lien not excepted above if the same shall arise at any time.

Section 7.2.  Lessor Liens.  Lessor will not directly or indirectly create, incur, assume or suffer to exist any Lessor’s Lien on or with respect to any Units or Lessor’s interest therein, and Lessor shall promptly, at its own expense, take such action as may be necessary to duly discharge (by bonding or otherwise) any such Lessor’s Lien if the same shall arise at any time.

Section 8.  Maintenance; Operation; Sublease.

Section 8.1.  Maintenance.  Lessee, at its own cost and expense, shall service, maintain, repair and keep each Unit (i) in good repair and operating condition, ordinary wear and tear excepted, (ii) in accordance with (a) prudent Class I railroad industry maintenance practices in existence from time to time and (b) manufacturer’s recommendations to the extent required to maintain such manufacturer’s warranties in effect with respect to such Unit, (iii) in a manner consistent with service, maintenance, overhaul and repair practices used by Lessee in respect of equipment owned or leased by Lessee similar in type to such Unit and without discrimination between owned and leased equipment and (iv) in compliance, in all material respects, with all applicable laws and regulations, including any applicable AAR Mechanical Standards and Federal Railroad Administration regulations as applicable to continued use by Lessee; provided, however, that Lessee may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially adversely affect the rights or interests of Lessor in the Equipment or hereunder or otherwise expose Lessor to criminal sanctions or release Lessee from the obligation to return the Equipment in compliance with the provisions of Section 6.2.

Section 8.2.  Operation.  Lessee shall be entitled to the possession of the Equipment and to the use of the Equipment by it or any Affiliate in the general operation of Lessee’s or any such Affiliate’s freight rail business upon lines of railroad owned or operated by it or any such Affiliate, upon lines of railroad over which Lessee or any such Affiliate has trackage or other operating rights or over which railroad equipment of Lessee or any such Affiliate is regularly operated pursuant to contract and on railroad lines of other railroads (including in connection with barge-related rail transportation) in Mexico, the United States and Canada, in the usual interchange of traffic or in through or run-through service and shall be entitled to permit the use of the Equipment upon lines of railroad of connecting and other carriers in the usual interchange of traffic or pursuant to through or run-through agreements; provided Lessee shall use the Equipment only for the purpose and in the manner for which it was designed and intended and in compliance, in all material respects, with all laws, regulations and guidelines of any governmental body, the Association of American Railroads, the Federal Railroad Administration and the Surface Transportation Board and their successors and assigns. Nothing in this Section 8.2 shall be deemed to constitute permission by Lessor to any Person that acquires possession of any Unit to take any action inconsistent with the terms and provisions of this Lease and any of the other Operative Agreements. The rights of any person that acquires possession of any Unit pursuant to this Section 8.2 shall be subject and subordinate to the rights of Lessor hereunder.

Section 8.3.  Sublease.  So long as no Specified Default or Event of Default shall have occurred and be continuing and subject to Lessor’s prior written consent to any sublease for a term in excess of one year to a non-Class I railroad, Lessee shall have the right, without the prior written consent of Lessor, to sublease any Unit to or permit its use by a user organized under the federal laws or the laws of any state of Mexico, incorporated under the federal laws or the laws of any state of the United States or organized under the federal laws or the laws of any province of Canada, for use by such sublessee or user upon lines of railroad owned or operated by Lessee, any Affiliate of Lessee, such sublessee or user or by a railroad company or companies organized under the federal laws or the laws of any state of Mexico, incorporated under the federal laws or laws of any state of the United States or organized under the federal laws or the laws of any province in Canada, over which Lessee, such Affiliate of Lessee, such sublessee or user or such railroad company or companies has trackage or other operating rights, and upon lines of railroad of connecting and other carriers in the usual interchange of traffic or pursuant to through or run-through service agreements; provided such sublessee shall not, at the time of such sublease, be insolvent or subject to insolvency or bankruptcy proceedings. Each sublease shall be subject and subordinate to this Lease (including the duration of the sublease term, which term may not expire after the expiration of the Basic Term) and no such sublease shall contain a purchase option. No sublease shall in any way discharge or diminish any of Lessee’s obligations hereunder, and Lessee shall remain primarily liable hereunder for the performance of all the terms, conditions and provisions of this Lease and the other Lessee Agreements to the same extent as if such sublease had not been entered into. Nothing in this Section 8.3 shall be deemed to constitute permission to any Person in possession of any Unit pursuant to any such sublease to take any action inconsistent with the terms and provisions of this Lease or any of the other Operative Agreements.

Section 9.  Modifications.

Section 9.1.  Required Modifications.  In the event the Association of American Railroads, the United States Department of Transportation, or any other Mexican, United States or Canadian federal, state or local governmental authority having jurisdiction over the operation, safety or use of any Unit requires that such Unit be altered, replaced or modified (a “Required Modification”), Lessee agrees to make such Required Modification at its own expense; provided, however, that Lessee may, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such law, regulation, requirement or rule in any reasonable manner which does not materially adversely affect the rights or interests of Lessor in the Equipment or hereunder or otherwise expose Lessor to criminal sanctions or relieve Lessee of the obligation to return the Equipment in compliance with the provisions of Section 6.2. Subject to Section 9.3, title to any Required Modification shall immediately vest in Lessor. Notwithstanding anything herein to the contrary, if Lessee determines in good faith that any Required Modification to a Unit would be economically impractical, it shall provide written notice of such determination to Lessor and the parties hereto shall treat such Unit as if an Event of Loss had occurred as of the date of such written notice with respect to such Unit and the provisions of Sections 11.2, 11.3 and 11.4 with respect to rent, termination and disposition shall apply with respect to such Unit unless Lessor, within 15 Business Days of such notice, elects to retain such Unit pursuant to Section 9.4.

Section 9.2.  Optional Modifications.  Lessee at any time may modify, alter or improve any Unit (a “Modification”); provided that no Modification shall diminish in more than a de minimis respect the current fair market value, utility, expected residual value or remaining useful life of such Unit below the current fair market value, utility, expected residual value or remaining useful life thereof immediately prior to such Modification, assuming such Unit was then in the condition required to be maintained by the terms of this Lease. Title to any Non-Severable Modifications shall be immediately vested in Lessor. Title to any Severable

Modifications shall remain with Lessee. If Lessee shall at its cost cause such Severable Modifications to be made to any Unit and such Severable Modifications are reasonably necessary for the economic operation of any such Unit, Lessor shall have the right, prior to the return of such Unit to Lessor hereunder, to purchase such Severable Modifications (other than Severable Modifications consisting of proprietary or communications equipment) at their then Fair Market Sales Value (taking into account their actual condition). If Lessor does not elect to purchase such Severable Modifications, Lessee may remove, and shall remove if requested by Lessor, such Severable Modifications at Lessee’s cost and expense.

Section 9.3.  Removal of Proprietary and Communications Equipment.  Notwithstanding anything to the contrary contained herein, Lessee shall at all times own and be entitled to remove at Lessee’s cost and expense, any Severable Modification consisting of proprietary or communications equipment from any Unit prior to the return of such Unit; provided that if Lessee removes such Severable Modification that is (i) a Required Modification and (ii) such equipment is not customarily provided by the user, Lessee shall replace such proprietary or communications equipment with non-proprietary equipment of comparable utility.

Section 9.4.  Retention of Equipment by Lessor.  Notwithstanding the provisions of the last sentence of Section 9.1, Lessor may irrevocably elect by written notice to Lessee, no later than 15 Business Days after receipt of Lessee’s notice of determination of economic impracticality pursuant to Section 9.1, not to declare an Event of Loss as provided in Section 9.1, whereupon Lessee shall not be liable for the Stipulated Loss Value for the affected Units but shall (i) deliver the affected Units to Lessor in the same manner and in the same condition as if delivery were made pursuant to Section 6 (except that Lessee shall not be required to correct the conditions which gave rise to the notice of economic impracticality), treating the applicable date for payment specified in Section 11.2(ii) as the termination date of the Lease Term with respect to the affected Units, and (ii) pay to Lessor, or to the Persons entitled thereto, all Basic Rent and Supplemental Rent due and owing on such termination date and unpaid and the Underpayment of Basic Rent for such Units as of such termination date. On such termination date, if Lessee shall have paid all amounts due hereunder, Lessor shall pay to Lessee the Overpayment of Basic Rent for such Units as of such termination date. If Lessor shall fail to perform any of its obligations pursuant to this Section 9.4 on the scheduled termination date for any affected Unit, the parties hereto shall treat such Unit as if an Event of Loss had occurred as of the date of Lessee’s written notice with respect to such Unit pursuant to Section 9.1 and the provisions of Sections 11.2, 11.3 and 11.4 with respect to rent, termination and disposition shall apply with respect to such Unit and Lessor shall thereafter no longer be entitled to exercise its election to retain such affected Units.

Section 10.  Voluntary Termination.

Section 10.1.  Right of Termination.  So long as no Specified Default or Event of Default shall have occurred and be continuing, if Lessee determines in good faith (as evidenced by a certificate executed by the Chief Financial Officer of Lessee), either (x) that the Units have become obsolete or surplus to Lessee’s requirements or (z) that a Section 10 Change in Tax Law has occurred and as a result thereof, Lessee is subject either (A) to a new or increased indemnity obligation to Lessor with respect to Mexican Taxes (which indemnity Lessor has not waived in writing) or (B) Lessee is subject to a new or increased Mexican Tax with respect to the transactions contemplated by this Lease and the net present value of such new or increased indemnity obligation or Taxes from and after the Termination Date for the remainder of the Lease Term, is greater than 5% of the net present value of the Basic Rent for the remainder of the Lease Term, in each case discounted at the Discount Rate, Lessee shall have the right with respect to, at the sole discretion of Lessee, all but not less than all of the Equipment in the case of obsolescence or any such tax law change and with respect to lots of one (1) or more Units in the case of surplusage (the “Terminated Units”), at its option at any time or from time to time on or after the fifth anniversary of the Settlement Date in the case of obsolescence or surplusage and at any time or from time to time in the case of any such tax law change, to terminate this Lease with respect to the Terminated Units by delivering at least 120 days’ prior notice to Lessor specifying a proposed date of termination for such Units (the “Termination Date”), which date shall be a Determination Date, any such termination to be effective on the Termination Date. Except as expressly provided herein, there will be no conditions to Lessee’s right to terminate this Lease with respect to the Terminated Units pursuant to this Section 10.1. So long as Lessor shall not have given Lessee a notice of election to retain the Terminated Units in accordance with Section 10.3, Lessee may withdraw the termination notice referred to above at any time prior to the 20th day preceding the scheduled Termination Date, whereupon this Lease shall continue in full force and effect; provided that (i) Lessee shall pay all reasonable costs of Lessor incurred in connection with any proposed or withdrawn termination and (ii) Lessee may not withdraw a notice hereunder more than two times.

Section 10.2.  Sale of Equipment.  During the period from the date of such notice given pursuant to Section 10.1 to the Termination Date, Lessee, as non-exclusive agent for Lessor and at Lessee’s sole cost and expense, shall use reasonable efforts to obtain bids from Persons other than Lessee or Affiliates thereof for the cash purchase of the Terminated Units, and Lessee shall promptly, and in any event at least five (5) Business Days prior to the proposed date of sale, certify to Lessor in writing the amount and terms of each such bid, the proposed date of such sale and the name and address of the party submitting such bid. Lessor shall be entitled, but shall not be obligated, to solicit bids for the Terminated Units. Unless Lessor shall have elected to retain the Terminated Units in accordance with Section 10.3, on the Termination Date: (i) Lessee shall, subject to receipt (x) by Lessor of all amounts owing to Lessor pursuant to the next sentence, and (y) by the persons entitled thereto of all unpaid Supplemental Rent due on or before the Termination Date, deliver the Terminated Units to the bidder, if any, which shall have submitted the highest all cash bid prior to such date (or to such other bidder as Lessee and Lessor shall agree), in the same manner and condition as if delivery were made to Lessor pursuant to Section 6 and (ii) Lessor shall, without recourse or warranty (except as to the absence of any Lessor’s Lien) simultaneously therewith sell the Terminated Units to such bidder. The total selling price realized at such sale shall be paid to Lessor and, in addition and anything to the contrary notwithstanding, on the Termination Date, Lessee shall pay to Lessor, or to the Persons entitled thereto, (A) all unpaid Basic Rent with respect to such Terminated Units due and payable on or prior to the Termination Date, (B) the excess, if any, of (1) the Termination Value for the Terminated Units computed as of the Termination Date, over (2) the net cash sales proceeds (after deduction of applicable transaction expenses and sales or transfer taxes, if any, due or to become due as a consequence of such sale) of the Terminated Units, (C) any other Supplemental Rent due and payable as of such Termination Date, including, in the case of any termination under clause (z) of Section 10.1, Breakage, if any, with respect to such Terminated Units and (D) the Underpayment of Basic Rent for such Units as of such Termination Date. On such Termination Date, if Lessee shall have paid all amounts due hereunder, Lessor shall pay to Lessee the Overpayment of Basic Rent for such Units as of such Termination Date. If no sale shall have occurred, this Lease shall continue in full force and effect with respect to such Units; provided that if such sale shall not have occurred solely because of Lessee’s failure to pay the amounts required to be paid pursuant to the immediately preceding sentence, Lessee shall have no further right to terminate this Lease with respect to such Units, and such failure to pay such amounts shall be deemed a withdrawal of the termination notice referred to in Section 10.1. If Lessor elects not to exercise its right to retain the Terminated Units as provided in Section 10.3, Lessee, in acting as agent for Lessor, shall have no liability to Lessor for failure to obtain the best price, shall act in its sole discretion and shall be under no duty to solicit bids publicly or in any particular market. Lessee’s sole interest in acting as agent shall be to sell the Units at a price that reduces or eliminates Lessee’s obligation to pay the amount provided in this Section 10.2.

Section 10.3.  Retention of Equipment by Lessor.  Notwithstanding the provisions of Sections 10.1 and 10.2, Lessor may irrevocably elect by written notice to Lessee, no later than 30 days after receipt of Lessee’s notice of termination, not to sell the Terminated Units on the Termination Date, whereupon Lessee shall (i) deliver the Terminated Units to Lessor in the same manner and condition as if delivery were made to Lessor pursuant to Section 6, treating the Termination Date as the termination date of the Lease Term with respect to the Terminated Units, and (ii) pay to Lessor, or to the Persons entitled thereto, all Basic Rent and Supplemental Rent due and owing on the Termination Date and unpaid, and the Underpayment of Basic Rent for such Units as of such Termination Date. On such Termination Date, if Lessee shall have paid all amounts due hereunder, Lessor shall pay to Lessee the Overpayment of Basic Rent for such Units as of such Termination Date. If Lessor shall fail to perform any of its obligations pursuant to this Section 10.3 and as a result thereof this Lease shall not be terminated with respect to the Terminated Units on a proposed Termination Date, Lessor shall thereafter no longer be entitled to exercise its election to retain such Terminated Units and Lessee may at its option at any time thereafter submit a new termination notice pursuant to Section 10.1 with respect to such Terminated Units specifying a proposed Termination Date occurring not earlier than five Business Days from the date of such notice.

Section 10.4.  Termination of Lease.  In the event of any such sale and receipt by Lessor of all of the amounts provided herein, and upon compliance by Lessee with the other provisions of this Section 10, the Lease Term for the Terminated Units shall end and the obligation to pay Basic Rent and all other Rent for such Terminated Units (except for Supplemental Rent obligations with respect to such Terminated Units surviving pursuant to Section 21 hereof or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate.

Section 11.  Loss, Destruction, Requisition, Etc.

Section 11.1.  Event of Loss.  In the event that any Unit (i) shall suffer destruction, damage, contamination or wear which, in Lessee’s good faith opinion, makes repair uneconomic or renders such Unit unfit for commercial use, (ii) shall suffer theft or disappearance, (iii) shall be permanently returned to the manufacturer pursuant to any warranty or patent indemnity provisions, (iv) shall have title thereto taken or appropriated by any governmental authority under the power of eminent domain or otherwise, (v) shall be taken or requisitioned for use by any governmental authority (other than the United States government or any agency or instrumentality thereof) under the power of eminent domain or otherwise and such taking or requisition is continuing in excess of 180 days or, if earlier, on the last day of the Basic Term, or (vi) shall be taken or requisitioned for use by the United States government or any agency or instrumentality thereof and such taking or requisition is continuing on the last day of the Basic Term (any such occurrence being hereinafter called an “Event of Loss”), Lessee, in accordance with the terms of Section 11.2, shall promptly and fully inform Lessor of such Event of Loss.

Section 11.2.  Replacement or Payment upon Event of Loss.  Upon the occurrence of an Event of Loss or the deemed occurrence of an Event of Loss pursuant to Section 9.1 or Section 9.4 with respect to any Unit, Lessee shall within 60 days after a Responsible Officer of Lessee shall have actual knowledge of such occurrence or deemed occurrence give Lessor notice of such occurrence or deemed occurrence of such Event of Loss and of its election to perform one of the following options (it being agreed that if Lessee shall not have given notice of such election within such 60 days after such actual knowledge of such occurrence or deemed occurrence, Lessee shall be deemed to have elected to perform the option set forth in the following paragraph (ii)):

(i) So long as no Specified Default or Event of Default shall have occurred and be continuing, as promptly as practicable, and in any event on or before the Business Day next preceding the 91st day next following the date on which a Responsible Officer of Lessee shall have actual knowledge of the occurrence or deemed occurrence of such Event of Loss, Lessee shall comply with Section 11.4(b) and shall convey or cause to be conveyed to Lessor a Replacement Unit to be leased to Lessee hereunder, such Replacement Unit to be free and clear of all Liens (other than Permitted Liens) and to have a current fair market value, utility, expected residual value and remaining useful life at least equal to the Unit so replaced (assuming such Unit was in the condition required to be maintained by the terms of this Lease); provided that, if Lessee shall not perform its obligation to effect such replacement under this paragraph (i) during the period of time provided herein, then Lessee shall pay on a Determination Date selected by Lessee that is within 20 days after the end of such period to Lessor, or in the case of Supplemental Rent, to the Person entitled thereto, the amounts specified in paragraph (ii) below; or

(ii) on or before the next succeeding Rent Payment Date that is at least 30 days after the date of notice of such Event of Loss or deemed Event of Loss or on the date specified in the proviso to paragraph (i) above, Lessee shall pay or cause to be paid on the applicable Determination Date to Lessor or, in the case of Supplemental Rent, to the Persons entitled thereto, in funds of the type specified in Section 3.5, (A) an amount equal to the Stipulated Loss Value of each such Unit determined as of such Determination Date, (B) all unpaid Basic Rent with respect to each such Unit due on or prior to such Determination Date and (C) in the case of a deemed Event of Loss pursuant to Section 9.1 or the last sentence of Section 9.4, Breakage, if any, with respect to each such Unit and (D) without duplication, all other Rent (other than Basic Rent) then due and payable hereunder, it being understood that until such Stipulated Loss Value is paid, there shall be no abatement or reduction of Basic Rent.

Section 11.3.  Rent Termination.  Upon the payment of all sums required to be paid pursuant to Section 11.2(ii) hereof in respect of any Unit or Units for which Lessee has elected to pay or deemed to have elected to pay pursuant to the proviso to Section 11.2(i) the amounts specified in paragraph 11.2(ii), the Lease Term with respect to such Unit or Units and the obligation to pay Rent for such Unit or Units (except for Supplemental Rent obligations with respect to such Unit or Units surviving pursuant to Section 21 hereof or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of the expiration of the Lease Term) shall terminate; provided that Lessee shall be obligated to pay all Rent in respect of such Unit or Units which has accrued up to and including the date of payment of Stipulated Loss Value pursuant to Section 11.2.

Section 11.4.  Disposition of Equipment; Replacement of Unit.  (a) Upon the payment of all sums required to be paid pursuant to Section 11.2 in respect of any Unit or Units, Lessor will convey to Lessee or its designee all right, title and interest of Lessor in and to such Unit or Units, “as is”, “where is”, without recourse or warranty, except for a warranty against Lessor’s Liens, and shall execute and deliver to Lessee or its designee such bills of sale and other documents and instruments as Lessee or its designee may reasonably request to evidence such conveyance. As to each separate Unit so disposed of, Lessee or its designee shall be entitled to any amounts arising from such disposition, plus any awards, insurance (other than insurance maintained by Lessor for its own account in accordance with Section 12.3) or other proceeds and damages (including any Association of American Railroads interline settlement paid upon an Event of Loss) received by Lessee or Lessor by reason of such Event of Loss after having paid the Stipulated Loss Value attributable thereto; provided that any proceeds from condemnation awards in excess of the applicable Stipulated Loss Value shall be divided between Lessor and Lessee as their interests appear.

(b) At the time of or prior to any replacement of any Unit, Lessee, at its own expense, shall (A) furnish Lessor with a full warranty bill of sale and an assignment of warranties with respect to the Replacement Unit, (B) cause a Lease Supplement substantially in the form of Exhibit C hereto, subjecting such Replacement Unit to this Lease, duly executed by Lessee, to be delivered to Lessor for execution and, upon such execution, to be filed for recordation in the same manner as provided for in the original Lease Supplement in Section 16.1, (C) furnish Lessor with an opinion of Lessee’s counsel (which may be Lessee’s internal counsel), to the effect that (w) Lessor shall be entitled to the benefits of Section 1168 of the Bankruptcy Code in respect of such Replacement Unit to the same extent that Lessor would have been entitled to such benefits in respect of the Unit being replaced in the event of any bankruptcy proceedings of Lessee filed under the U.S. Bankruptcy Code, (x) the bill of sale referred to in clause (A) above constitutes an effective instrument for the conveyance of title to the Replacement Unit to Lessor, (y) good and marketable title to the Replacement Unit has been delivered to Lessor, free and clear of all Liens (other than Permitted Liens), and (z) all filings, recordings and other action necessary or appropriate to perfect and protect Lessor’s interests in the Replacement Unit have been accomplished, (D) furnish Lessor with a certificate of a qualified engineer (who may be a mechanical officer of Lessee) certifying that the Replacement Unit has a fair market value, estimated residual value, utility and remaining useful life at least equal to the Unit so replaced (assuming such Unit was in the condition required to be maintained by the terms of this Lease) and (E) (x) furnish Lessor with an opinion of independent tax counsel selected by Lessor and reasonably acceptable to Lessee to the effect that such replacement will not result in any adverse tax consequences to Lessor, or (y) furnish Lessor with an opinion of such tax counsel to the effect that such replacement should not result in any adverse tax consequences to Lessor and enter into an agreement in form and substance satisfactory to Lessor to indemnify Lessor against any adverse tax consequences resulting from such replacement. For all purposes hereof, upon passage of title thereto to Lessor, the Replacement Unit shall be deemed part of the property leased hereunder and the Replacement Unit shall be deemed a “Unit” of Equipment as defined herein. Upon such passage of title, Lessor will transfer to Lessee, without recourse or warranty (except as to Lessor’s Liens), all Lessor’s right, title and interest in and to the replaced Unit.

Section 11.5.  Eminent Domain.  In the event that during the Lease Term the use of any Unit is requisitioned or taken by any governmental authority under the power of eminent domain or otherwise for a period which does not constitute an Event of Loss, Lessee’s obligation to pay all installments of Basic Rent shall continue for the duration of such requisitioning or taking. Lessee shall be entitled to receive and retain for its own account all sums payable for any such period by such governmental authority as compensation for requisition or taking of possession. Any amount referred to in this Section 11.5 which is payable to Lessee shall not be paid to Lessee, or if it has been previously paid directly to Lessee, shall not be retained by Lessee, if at the time of such payment a Specified Default or an Event of Default shall have occurred and be continuing, but shall be paid to and held by Lessor as security for the obligations of Lessee under this Lease, and upon the earlier of (i) 200 days after Lessor shall have received such amount provided Lessor has not proceeded to exercise remedies under Section 15 and (ii) such time as there shall not be continuing any Specified Default or Event of Default, such amount shall be paid to Lessee.

Section 12.  Insurance.

Section 12.1.  Property Damage and Public Liability Insurance.

(a) Coverages.  Lessee will, at all times prior to the return of the Units to Lessor, at its own expense, cause to be carried and maintained all risk property insurance in respect of the Units in an amount not less than $10,000,000 and public liability insurance against loss or damage for personal injury, death or property damage suffered upon, in or about any premises occupied by Lessee or occurring as a result of the use, maintenance or operation of the Units in an amount not less than $25,000,000 and against such risks, with such insurance companies and with such terms (including co-insurance, deductibles, limits of liability and loss payment provisions) as are customary under Lessee’s risk management program; provided, however, that Lessee may self insure and/or provide for deductibles with respect to any or all of the above risks if customary under such risk management program; provided further that so long as Lessee maintains its own property insurance described herein separate from its United States Affiliates, such self-insurance and deductibles shall not exceed $3,000,000 per occurrence so long as purchased third-party property insurance is available at commercially reasonable rates and in no event shall such self-insurance or deductibles be greater than what is customary for Class I railroads generally. Notwithstanding the foregoing, all insurance coverages (including, without limitation, self-insurance) with respect to the Units required under this Lease shall be comparable to, and no less favorable than, insurance coverages applicable to equipment owned or leased by Lessee which is comparable to the Units. Lessee shall, at its own expense, be entitled to make all proofs of loss and take all other steps necessary to collect the proceeds of such insurance.

(b) Certificate of Insurance.  Lessee shall, on or prior to the Closing Date, furnish Lessor with a certificate of insurance signed by the insurer or an independent insurance broker showing the insurance then maintained as required by Section 12.1(a) above, up to $100,000,000, if any, with respect to the Units. Lessor may, but not more than once in any twelve-month period, request from Lessee and Lessee shall promptly thereafter furnish to Lessor, a certificate of insurance signed by an independent insurance broker, setting forth all insurance maintained by Lessee pursuant to Section 12.1(a) above and describing such policies up to $100,000,000, if any, including the amounts of coverage, any deductible amounts and the names of the insurance providers. Such public liability insurance and all risk property insurance shall name Lessor as an additional insured with respect to such insurance then maintained as its interest may appear. Lessee agrees that such insurer or such broker will endeavor to provide written notice to Lessor at least 30 days prior to the cancellation or lapse of any insurance required to be maintained by Lessee in accordance with Section 12.1(a) above, and Lessee shall, if Lessor shall not have received such notice from such insurer or broker, promptly forward to Lessor any such notice received by Lessee from such insurer or broker. Any insurance maintained pursuant to this Section 12 shall (i) provide insurer’s waiver of its right of subrogation, set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability against any additional insured except for claims as shall arise from the willful misconduct or gross negligence of such additional insured, (ii) to the extent commercially available, provide that such all risk property insurance as to the interest of Lessor shall not be invalidated by any action or inaction of Lessee or any other Person (other than such claimant), regardless of any breach or violation of any warranty, declaration or condition contained in such policies by Lessee or any other Person (other than such claimant), and (iii) provide that all such insurance is primary without right of contribution from any other insurance which might otherwise be maintained by Lessor and shall expressly provide a severability of interest clause. Any insurance maintained by Lessor shall not be considered co-insurance with any insurance maintained by Lessee.

Section 12.2.  Proceeds of Insurance.  The entire proceeds of any property insurance purchased by Lessee (including any Association of American Railroads interline settlements) received by Lessor shall be promptly paid over to, and retained by, Lessee; provided, however, if an Event of Default shall have occurred and be continuing, such proceeds shall be paid over to Lessor to be held as security for Lessee’s obligations hereunder and under the other Operative Agreements.

Section 12.3.  Additional Insurance.  At any time Lessor may at its own expense carry insurance with respect to its interest in the Units, provided that such insurance does not interfere with Lessee’s ability to insure the Units as required by this Section 12 or adversely affect Lessee’s insurance or the cost thereof, it being understood that all salvage rights to each Unit and all primary subrogation rights shall remain with Lessee’s insurers at all times. Any insurance payments received from policies maintained by Lessor pursuant to the previous sentence shall be retained by Lessor without reducing or otherwise affecting Lessee’s obligations hereunder.

Section 13.  Reports; Inspection.

Section 13.1.  Duty of Lessee to Furnish.  On or before June 30, 2008, and on or before each June 30 thereafter, Lessee will furnish to Lessor (i) an accurate statement, as of the preceding December 31, showing the reporting marks of the Units then leased hereunder, identifying each Unit that may have suffered an Event of Loss during the 12 months ending on such December 31 (or since the initial Settlement Date, in the case of the first such statement) and (ii) such other information regarding the condition or repair of the Equipment as Lessor may reasonably request.

Section 13.2.  Lessor’s Inspection Rights.  Lessor shall have the right, but not the obligation, at its sole cost and expense (unless, in the case of any such expense, a Specified Default or an Event of Default shall have occurred and be continuing) and risk (including, without limitation, the risk of personal injury or death), by its authorized representatives, to the extent within Lessee’s control: on not more than one occasion in any 12-month period (unless a Specified Default or an Event of Default shall have occurred and be continuing) or during the last 12 months of the Lease Term, to inspect the Equipment and Lessee’s records with respect thereto, during Lessee’s normal business hours and upon reasonable prior notice to Lessee; provided, however, that Lessee shall not be liable for any injury to, or the death of, any Person exercising, either on behalf of Lessor or any prospective user, the rights of inspection granted under this Section 13.2 except as may result or arise from Lessee’s gross negligence or willful misconduct. No inspection pursuant to this Section 13.2 shall interfere with the use, operation or maintenance of the Equipment or the normal conduct of Lessee’s business, and Lessee shall not be required to undertake or incur any additional liabilities in connection therewith.

Section 13.3.  Financial and Other Reports of Lessee.  Lessee agrees that it will furnish directly to Lessor the following:

(a) unless included in a Form 10-Q delivered or deemed delivered under clause (c) below, as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, consolidated balance sheets of Lessee, and its consolidated Subsidiaries as at the end of such period, together with the related consolidated statements of income and cash flows of Lessee and its consolidated Subsidiaries for the period beginning on the first day of such fiscal year and ending on the last day of such quarterly period, setting forth in each case (except for the consolidated balance sheet) in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and prepared in accordance with U.S. generally accepted accounting principles and certified by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of Lessee;

(b) unless included in a Form 10-K delivered or deemed delivered under clause (c) below, as soon as available and in any event within 120 days after the last day of each fiscal year, a copy of Lessee’s annual audited report covering the operations of Lessee and its consolidated Subsidiaries, including consolidated balance sheets, and related consolidated statements of income and retained earnings and consolidated statement of cash flows of Lessee and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, which statements will have been certified by a firm of independent public accountants of recognized national standing selected by Lessee;

(c) as soon as available, one copy of each Annual Report on Form 10-K (or any successor form), Quarterly Report on Form 10-Q (or any successor form) and Form 8-K filed by Lessee with the SEC or any successor agency, provided that, as long as Lessee is subject to informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the SEC, each Participant shall be deemed to have been furnished the foregoing reports and forms at the time such Participant may electronically access such reports and forms by means of the SEC’s homepage on the internet or at Lessee’s homepage on the internet, provided, further, in the event that Lessee shall cease to be subject to such informational requirements, Lessee will provide Lessor with 90 days’ advance written notice and thereafter Lessee shall directly furnish such reports and forms to Lessor;

(d) as soon as available and in any event within 120 days after the last day of each fiscal year, a certificate signed by any Vice President, the Treasurer, the Chief Financial Officer or any Assistant Treasurer of Lessee stating that he/she has reviewed the activities of Lessee during such year and that Lessee during such year has kept, observed, performed and fulfilled each and every covenant, obligation and condition contained herein, or if an Event of Default shall exist or if an event has occurred and is continuing which, with the giving of notice or the passage of time or both, would constitute an Event of Default, specifying such Lease Event of Default and all such events and the nature and status thereof; and

(e) from time to time, such additional information kept by Lessee in the ordinary course of business reasonably related to the transactions contemplated hereby as Lessor may reasonably request.

Section 14.  Events of Default.

The following events shall constitute Events of Default hereunder (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and each such Event of Default shall be deemed to exist and continue so long as, but only as long as, it shall not have been remedied:

(a) Lessee shall fail to make any payment of Basic Rent within 10 Business Days after the same shall have become due and payable; or

(b) Lessee shall fail to make any payment of Stipulated Loss Value or Termination Value after the same shall have become due and such failure shall continue unremedied for 10 Business Days after receipt by Lessee of written notice of such failure from Lessor; or

(c) Lessee shall fail to make any other payment of Supplemental Rent after the same shall have become due and such failure shall continue unremedied for a period of 10 Business Days after receipt by Lessee of written notice of such failure from Lessor; or

(d) Lessee shall operate any Unit in service when any public liability insurance policy required by Section 12 hereof shall have terminated or lapsed; or

(e) Lessee shall make or permit any unauthorized assignment or transfer of this Lease in violation of Section 18.2 and such unauthorized assignment or transfer shall continue unremedied for 30 days; or

(f) any representation or warranty made by Lessee in this Lease is untrue or incorrect in any material respect as of the date of issuance or making thereof and such untruth or incorrectness shall continue to be material and unremedied for a period of 30 days after receipt by Lessee of written notice thereof from Lessor; provided that, unless such untruth or incorrectness results from Lessee’s willful or intentional misconduct or failure to disclose, if such untruth or incorrectness is capable of being remedied, no such untruth or incorrectness shall constitute an Event of Default hereunder for a period of 180 days after receipt of such notice so long as Lessee is diligently proceeding to remedy such untruth or incorrectness; or

(g) Lessee shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (ii) consent to any such relief or to the appointment of or taking possession by any such official in any voluntary case or other proceeding commenced against it, or (iii) admit in writing its inability to pay its debts generally as they come due, or (iv) make a general assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against Lessee seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or

(i) Lessee shall fail to observe or perform any other of the covenants or agreements to be observed or performed by Lessee hereunder and such failure shall continue unremedied for 30 days after notice from Lessor to Lessee, specifying the failure and demanding the same to be remedied; provided that, if such failure is capable of being remedied, no such failure shall constitute an Event of Default hereunder for a period of 180 days after receipt of such notice so long as Lessee is diligently proceeding to remedy such failure;

provided that, notwithstanding anything to the contrary contained in this Lease, any failure of Lessee to perform or observe any covenant or agreement herein shall not constitute an Event of Default if such failure is caused solely by reason of an event referred to in the definition of “Event of Loss” so long as Lessee is continuing to comply with the applicable terms of Section 11. Lessor shall notify Lessee promptly upon Lessee’s failure to make any payment of Basic Rent, after the same shall have become due; provided that the giving of such notice by Lessor shall not be a condition to the start of the 10 Business Days period referred to in paragraph (a) of this Section 14 and the failure or delay in giving such notice shall not prejudice the rights or remedies of Lessor hereunder.

Section 15.  Remedies.

Section 15.1.  Remedies.  Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, declare this Lease to be in default by a written notice to Lessee (provided that upon the occurrence of an Event of Default under Section 14(g) or 14(h), the Lease shall automatically be in default without the need for any declaration by Lessor and any giving of notice); and at any time thereafter, so long as Lessee shall not have remedied all outstanding Events of Default prior to the commencement of remedies hereunder, Lessor may do one or more of the following as Lessor in its sole discretion shall elect, to the extent permitted by, and subject to compliance with any mandatory requirements of, applicable law then in effect:

(a) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof;

(b) by notice in writing to Lessee, cancel this Lease, whereupon all right of Lessee to the possession and use of the Equipment shall absolutely cease and terminate, but Lessee shall remain liable as hereinafter provided; and thereupon, Lessor may demand that Lessee, and Lessee shall, upon written demand of Lessor and at Lessee’s expense forthwith return all of the Equipment to Lessor or its order in the manner and condition required by, and otherwise in accordance with all of the provisions of Section 6, except Section 6.1(b) and those provisions relating to periods of notice; or Lessor may by its agents enter upon the premises of Lessee or other premises where any of the Equipment may be located and take possession of and remove all or any of the Units and thenceforth hold, possess and enjoy the same free from any right of Lessee, or its successor or assigns, to use such Units for any purpose whatever;

(c) sell any Unit at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such sale or for the proceeds thereof

(except to the extent required by paragraph (e) or (f) below if Lessor elects to exercise its rights under said paragraph in which case such sale shall be conducted at arm’s length and on a commercially reasonable basis), in which event Lessee’s obligation to pay Basic Rent and Supplemental Rent with respect to such Unit hereunder due for any periods subsequent to the date of such sale shall terminate (except to the extent that Basic Rent and Supplemental Rent are to be included in computations under paragraph (e) or (f) below if Lessor elects to exercise its rights under either of said paragraphs);

(d) hold, keep idle or lease to others any Unit as Lessor in its sole discretion may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect thereto, except that Lessee’s obligation to pay Basic Rent and Supplemental Rent with respect to such Unit due for any periods subsequent to the date upon which Lessee shall have been deprived of possession and use of such Unit pursuant to this Section 15 and prior to the Determination Date specified in paragraph (e) or (f) below shall be reduced by the net proceeds, if any, received by Lessor from leasing such Unit to any Person other than Lessee;

(e) whether or not Lessor shall have exercised, or shall thereafter at any time exercise, any of its rights under paragraph (a), (b) or (c) above with respect to any Unit, Lessor, by written notice to Lessee specifying a payment date (which date shall be a Determination Date for the purposes of computing Stipulated Loss Value) which shall be not earlier than 30 days after the date of such notice, may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the payment date specified in such notice, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent for such Unit due on or after the payment date specified in such notice), without duplication, any unpaid and accrued Rent for such Unit arising in any period up to but excluding the payment date specified in such notice plus whichever of the following amounts Lessor, in its sole discretion, shall specify in such notice:

(i) an amount with respect to each Unit which represents the excess of the present value, at the time of such payment date, of all rentals for such Unit which would otherwise have accrued hereunder from such payment date for the remainder of the Basic Term over the then present value of the then Fair Market Rental Value of such Unit (taking into account its actual condition) for such period computed by discounting from the end of such term to such payment date rentals which Lessor reasonably estimates to be obtainable for the use of such Unit during such period, such present value to be computed in each case on a basis of a per annum discount at a rate per annum equal to the Late Rate, compounded semiannually from the respective dates upon which rentals should have been payable hereunder had this Lease not been terminated; or

(ii) an amount equal to the excess, if any, of the Stipulated Loss Value for such Unit computed as of the payment date specified in such notice over the Fair Market Sales Value of such Unit (taking into account its actual condition) as of the payment date specified in such notice; and

(f) if Lessor shall have sold any Unit pursuant to paragraph (c) above, Lessor, in lieu of exercising its rights under paragraph (e) above with respect to such Unit may, if it shall so elect, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, as liquidated damages for loss of a bargain and not as a penalty (in lieu of the Basic Rent and any Supplemental Rent for such Unit due for any periods subsequent to the Rent Payment Date immediately preceding the date of such sale), without duplication, any unpaid Basic Rent due prior to such payment date and any unpaid Supplemental Rent for such Unit arising in any period up to and including the date of such sale or, if that date is not a Rent Payment Date, the daily equivalent of any arrears Basic Rent for the period from the preceding Rent Payment Date to the date of such sale, plus the amount, if any, by which the Stipulated Loss Value of such Unit computed as of the Rent Payment Date next preceding the date of such sale or, if such sale occurs on a Rent Payment Date, then computed as of such Rent Payment Date, exceeds the net proceeds of such sale plus interest on such amounts from the date of such sale to the date of payment at the Late Rate.

In addition, Lessee shall be liable, except as otherwise provided above, for any and all unpaid Rent due hereunder before or during the exercise of any of the foregoing remedies, and for legal fees and other costs and expenses incurred by reason of the occurrence of any Event of Default or the exercise of Lessor’s remedies with respect thereto, including without limitation the repayment in full of any costs and expenses necessary to be expended in repairing any Unit in order to cause it to be in compliance with all maintenance and regulatory standards imposed by this Lease.

Section 15.2.  Cumulative Remedies.  The remedies in this Lease provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other remedies in its favor existing at law or in equity.

Section 15.3.  No Waiver.  No delay or omission to exercise any right, power or remedy accruing to Lessor upon any breach or default by Lessee under this Lease shall impair any such right, power or remedy of Lessor, nor shall any such delay or omission be construed as a waiver of any breach or default, or of any similar breach or default hereafter occurring; nor shall any waiver of a single breach or default be deemed a waiver of any subsequent breach or default.

Section 15.4.  Lessee’s Duty to Return Equipment Upon Default.  If Lessor or any assignee of Lessor shall terminate this Lease pursuant to this Section 15 and shall have provided to Lessee the written demand specified in Section 15.1(b), Lessee shall forthwith deliver possession of such Units to Lessor. For the purpose of delivering possession of any Unit to Lessor as above required, Lessee shall at its own cost, expense and risk:

(i) forthwith place such Equipment upon such storage tracks of Lessee or, at the expense of Lessee, on any other storage tracks, as Lessee may select;

(ii) permit Lessor to store such Equipment on such tracks without charge for insurance, rent or storage until the earlier of (x) nine months after such demand for storage and (y) the date such Equipment is sold, leased or otherwise disposed of by Lessor and during such period of storage Lessee shall continue to maintain all insurance required by Section 12 hereof; and

(iii) transport the Equipment to the nearest point of interchange with a railroad in the 48 contiguous United States, when directed by Lessor.

All Equipment returned shall be in the condition required by Section 6.2 hereof.

Section 15.5.  Specific Performance; Lessor Appointed Lessee’s Agent.  The assembling, delivery, storage and transporting of the Equipment as provided in Section 15.4 are of the essence of this Lease, and upon application to any court of equity having jurisdiction in the premises, Lessor shall be entitled to a decree against Lessee requiring specific performance of the covenants of Lessee so to assemble, deliver, store and transport the Equipment. Without in any way limiting the obligation of Lessee under the provisions of Section 15.4, Lessee hereby irrevocably appoints Lessor as the agent and attorney of Lessee, with full power and authority, at any time while Lessee is obligated to deliver possession of any Units to Lessor pursuant to this Section 15, to demand and take possession of such Unit in the name and on behalf of Lessee from whosoever shall be at the time in possession of such Unit.

Section 16.  Filings; Further Assurances.

Section 16.1.  Filings.  On or prior to the Closing Date, Lessee will (i) cause this Lease, or appropriate evidence thereof, to be duly filed and recorded with the STB in accordance with 49 U.S.C. § 11301, (ii) cause this Lease, or appropriate evidence thereof, to be deposited with the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act and cause notice of such deposit to be forthwith given in The Canada Gazette in accordance with said Section 105, and (iii) cause or permit such other filings and notices to be filed or made as necessary or appropriate to protect the interests of Lessor, and will furnish Lessor proof thereof.

Section 16.2.  Further Assurances.  Lessee will duly execute and deliver to Lessor such further documents and assurances and take such further action as Lessor may from time to time reasonably request in order to effectively carry out the intent and purpose of this Lease and to establish and protect the rights and remedies created in favor of Lessor hereunder, including, without limitation, if requested by Lessor, the execution and delivery of supplements or amendments hereto, in recordable form, subjecting to this Lease any Replacement Unit and the recording or filing of counterparts hereof or thereof in accordance with the laws of such jurisdiction as Lessor may from time to time deem advisable; provided that this sentence is not intended to impose upon Lessee any additional liabilities not otherwise contemplated by this Lease.

During the Lease Term, Lessee, at its sole expense, shall prepare and file all statements, notices, registrations or instruments required by or customarily filed with the Mexican Railroad Registry with respect to the Equipment. Lessor hereby appoints and constitutes Lessee its agent and attorney-in-fact to file, record or register, in the name and for the account of Lessor and Lessee, as their interests may appear, statements or notices required by the Mexican Railroad Registry. Lessee shall promptly provide copies of any and all statements or notices filed by Lessee with the Mexican Railroad Registry with respect to the Equipment.

Section 16.3.  Expenses.  Except as provided in Section 24 hereof, Lessee will pay all costs, charges and expenses (including reasonable attorneys’ fees) incident to any such filing, refiling, recording and rerecording or depositing and redepositing of any such instruments or incident to the taking of such action.

Section 17.  Lessor’s Right to Perform.

If Lessee fails to make any payment required to be made by it hereunder or fails to perform or comply with any of its other agreements contained herein and such failure can be cured with the payment of money, Lessor may itself make such payment or perform or comply with such agreement, after giving not less than five (5) Business Days’ prior notice thereof to Lessee in a reasonable manner, but shall not be obligated hereunder to do so, and the amount of such payment and of the reasonable expenses of Lessor incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Late Rate, to the extent permitted by applicable law, shall be deemed to be Supplemental Rent, payable by Lessee to Lessor on demand.

Section 18.  Assignment.

Section 18.1.  Assignment by Lessor.  Lessor agrees that it shall not assign or convey its right, title and interest in and to this Lease, the Equipment or any Unit, except as expressly permitted by and subject to the provisions of this Lease, unless:

(a) the Person to whom such transfer is to be made (a “Transferee”) is (i) a Person that is an institutional investor organized as a corporation, limited liability company, partnership or other legal entity under the laws of the United States or any state or territory thereof or the District of Columbia with tangible net worth or, in the case of a bank or lending institution, combined capital or surplus at the time of such transfer (independent of the transactions contemplated hereby) of at least $75,000,000, all of the foregoing determined in accordance with generally accepted accounting principles or (ii) any United States subsidiary or United States affiliate of any such institutional or corporate investor if such investor guarantees the obligations so assumed by such subsidiary or affiliate pursuant to an instrument or instruments reasonably satisfactory to Lessee or (iii) any United States subsidiary or United States affiliate of the transferring Lessor if the transferring Lessor remains liable for all obligations of Lessor under each of the Operative Agreements and the Lessor Guarantor guarantees the obligations of the Transferee;

(b) neither the Transferee nor any of its Affiliates shall be (i) directly involved in the transportation business (it being understood that operating lessors and passive equity and debt investors (including lessors) in railroad rolling stock and facilities are not directly involved in the transportation business), (ii) a competitor of Lessee in Lessee’s primary business, (iii) at the time of the proposed transfer, a substantial investor in Lessee or any Affiliate of Lessee attempting a merger, acquisition or other takeover of Lessee or any Affiliate of Lessee which merger, acquisition or other takeover shall not have been approved by the Board of Managers or the Board of Directors of Lessee or such Affiliate, as the case may be, or otherwise be perceived by Lessee or such Affiliate to be hostile to the management of Lessee or such Affiliate, (iv) an adverse plaintiff or defendant in any then-existing litigation or any then-existing third-party arbitration involving Lessee or an Affiliate of Lessee, or (v) the potential plaintiff in any litigation which has been threatened, in writing, against Lessee or an Affiliate of Lessee; provided that if an Event of Default shall have occurred and be continuing, the requirements set forth in this subsection (b) above shall not apply to such transfer;

(c) Lessee shall have received 30 days’ (10 days in the case of a transfer to an Affiliate) prior written notice of such transfer specifying the name and address of any proposed transferee and such additional information as shall be necessary to determine whether the proposed transfer satisfies the requirements of this Section 18.1;

(d) such Transferee enters into an agreement or agreements in form and substance reasonably satisfactory to Lessee whereby such Transferee confirms that it shall be deemed a party to this Lease and each other Operative Agreement to which the transferring Lessor is a party, and agrees to be bound by all the terms of, and to undertake all of the obligations and liabilities of the transferring Lessor contained in, this Lease and such other Operative Agreements and in which the Transferee shall make representations and warranties comparable to those of Lessor contained herein and therein;

(e) such transfer complies in all respects with and does not violate any applicable law, including any applicable Federal securities law and the securities law of any applicable state;

(f) an opinion of counsel of the Transferee (which counsel shall be either Thelen Reid Brown Raysman & Steiner LLP, internal counsel to the Transferee or another counsel reasonably acceptable to Lessee), confirming (i) the existence, power and authority of, and due authorization, execution and delivery of all relevant documentation by, the Transferee (with appropriate reliance on certificates of corporate officers or public officials as to matters of fact), (ii) that each agreement referred to in subparagraph (d) above is the legal, valid, binding and enforceable obligation of the Transferee subject to the customary exceptions, (iii) compliance of the transfer with the registration provisions of applicable laws and regulations including Federal securities laws and securities laws of the Transferee’s domicile and other jurisdictions reasonably identified by Lessee as potentially applicable to the transfer, and (iv) other matters as Lessee may reasonably request, shall be provided, prior to such transfer, to Lessee, which opinion shall be in form and substance reasonably satisfactory to Lessee;

(g) except as specifically consented to in writing by Lessee, the terms of the Operative Agreements shall not be altered;

(h) all fees, expenses and charges of the parties hereto (including without limitation, legal fees and expenses of special counsel) incurred in connection with each transfer shall be paid by Lessor;

(i) such transfer (i) does not involve the use of an amount which constitutes assets of an employee benefit plan (other than a government plan exempt from the coverage of ERISA) or (ii) will not constitute a prohibited transaction;

(j) as a result of such transfer, Lessor is not in default under any Lessor Agreement;

(k) such transfer shall not result, based on the law in effect at the time of transfer, in an increase in Lessee’s obligations under any of the Operative Agreements; and

(l) Lessor shall deliver an Officer’s Certificate to Lessee certifying as to compliance with the transfer requirements contained herein.

Upon any such transfer, (i) except as the context otherwise requires, such Transferee shall be deemed the “Lessor” for all purposes, and shall enjoy the rights and privileges and perform the obligations of Lessor to the extent of the interest transferred hereunder and under each other Operative Agreement to which Lessor is a party, and, except as the context otherwise requires, each reference in this Lease and each other Operative Agreement to the “Lessor” shall thereafter be deemed to include such Transferee for all purposes to the extent of the interest transferred and (ii) the transferor, except as provided in Section 18.1(h) hereof, shall be released from all obligations hereunder and under each other Operative Agreement to which such transferor is a party or by which such transferor is bound to the extent such obligations are expressly assumed by a Transferee; and provided, further, that in no event shall any such transfer or assignment waive or release the transferor from any liability on account of any breach existing immediately prior to such transfer of any of its representations, warranties, covenants or obligations set forth in the Operative Agreements or for any fraudulent or willful misconduct. Any transfer or assignment of Lessor’s interest in the Units or this Lease in violation of this Section 18.1 shall be void and of no effect.

Section 18.2.  Assignment by Lessee.  Except as otherwise provided in Section 8.3 or in the case of any requisition for use by an agency or instrumentality of the United States government referred to in Section 11.1, Lessee will not, without the prior written consent of Lessor, assign any of its rights hereunder, except as provided in Section 18.4 hereof.

Section 18.3.  Sublessee’s Performance and Rights.  Any obligation imposed on Lessee in this Lease shall require only that Lessee perform or cause to be performed such obligation, even if stated herein as a direct obligation, and the performance of any such obligation by any permitted assignee, sublessee or transferee under an assignment, sublease or transfer agreement then in effect and permitted by the terms of this Lease shall constitute performance by Lessee and discharge such obligation by Lessee. Except as otherwise expressly provided herein, any right granted to Lessee in this Lease shall grant Lessee the right to exercise such right or permit such right to be exercised by any such assignee, sublessee or transferee. The inclusion of specific references to obligations or rights of any such assignee, sublessee or transferee in certain provisions of this Lease shall not in any way prevent or diminish the application of the provisions of the two sentences immediately preceding with respect to obligations or rights in respect of which specific reference to any such assignee, sublessee or transferee has not been made in this Lease.

Section 18.4.  Merger Covenant.  Lessee shall not consolidate with or merge into any other Person or convey, transfer or lease substantially all of its assets as an entirety to any Person unless (i) the Person formed by such consolidation or into which Lessee is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of Lessee as an entirety shall execute and deliver to Lessor an agreement containing the assumption by such successor corporation of the due and punctual performance and observance of each covenant and condition of this Lease and each of the other Lessee Agreements to be performed or observed by Lessee, (ii) immediately after giving effect to such transaction, (x) no Event of Default shall have occurred solely as a result of such consolidation or merger or such conveyance, transfer or lease and (y) except in the case of any such consolidation or merger or such conveyance, transfer, or lease among Lessee and any one or more of its Affiliates, the long-term unsecured debt obligations of such Person will be rated at least investment grade by S&P and Moody’s or at least equal to the ratings of Lessee’s long-term unsecured debt obligations immediately prior to the public announcement of such merger, conveyance, transfer or lease and there is no reduction in the tangible net worth of such Person as compared to the tangible net worth of Lessee immediately prior to such transaction, and (iii) the protections afforded to Lessor pursuant to Section 1168 of the Bankruptcy Code shall not be less than the protections afforded immediately prior to such consolidation, merger, transfer or lease. Upon such consolidation or merger, or any conveyance, transfer or lease of substantially all of the assets of Lessee as an entirety in accordance with this Section 18.4, the successor corporation formed by such consolidation or into which Lessee is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, Lessee under this Lease and the other Operative Agreements with the same effect as if such successor corporation had been named as Lessee herein. If Lessee shall have consolidated with or merged into any other Person or conveyed, transferred or leased substantially all of its assets, such assets to include Lessee’s leasehold interest in this Lease, the Person owning such leasehold interest after such event shall deliver to Lessor an opinion of counsel (which counsel may be such Person’s in-house counsel) confirming that the assumption agreement pursuant to which such Person assumed the obligations of Lessee shall have been duly authorized, executed and delivered by such Person and that such agreement is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms.

Section 19.  Net Lease, etc.

This Lease is a net lease and Lessee’s obligation to pay all Rent payable hereunder shall be absolute and unconditional under any and all circumstances of any character including, without limitation, any abatement of Rent or setoff against Rent; nor, except as otherwise expressly provided herein, shall this Lease terminate, or the respective obligations of Lessor or Lessee be otherwise affected, by reason of any defect in, damage to or loss or destruction of, or requisitioning of, any Unit, by condemnation or otherwise, the prohibition of Lessee’s use of any Unit, the interference with such use by any Person or the lack of right, power or authority of Lessor or any other Person to enter into this Lease or any other Operative Agreement, or for any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the Rent payable by Lessee hereunder shall continue to be payable in all events unless the obligation to pay the same shall be terminated in accordance with the terms of this Lease. To the extent permitted by applicable law, Lessee hereby waives any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender this Lease with respect to any Unit, except in accordance with the express terms hereof. If for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise, except as specifically provided herein, Lessee nonetheless agrees to the maximum extent permitted by law, to pay to Lessor an amount equal to each installment of Basic Rent and all Supplemental Rent due and owing, at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Nothing contained herein shall be construed to waive any claim which Lessee might have under any of the Operative Agreements or otherwise or to limit the right of Lessee to make any claim it might have against Lessor or any other Person or to pursue such claim in such manner as Lessee shall deem appropriate.

Section 20.  Notices.

Unless otherwise expressly specified or permitted by the terms hereof, all communications and notices provided for herein shall be in writing or by a telecommunications device capable of creating a written record (including electronic mail), and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail and courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed in writing by either of the methods set forth in clauses (a) and (b) above, in each case addressed to the following Person at its respective address set forth below or at such other address as such Person may from time to time designate by written notice to the other Persons listed below:

If to Lessor:

High Ridge Leasing LLC
c/o General Electric Capital Corporation
201 High Ridge Road
Stamford, CT 06905
Attention: Rail Portfolio
Facsimile No.: (203) 585-0597
Telephone No.: (203) 961-2195

If to Lessee:

Kansas City Southern de Mexico, S. de R.L. de C.V.
Montes Urales #625
Col. Lomas de Chapultepec C.P.
11000 Mexico, DF
Attention: Director Jurídico Ejecutivo
Facsimile No.: 011 5255 9178 5604
Telephone No.: 011 5255 9178 5647

with a copy to:

Address of Lessee for Mail Delivery:
Kansas City Southern
P.O. Box 219335
Kansas City, MO 64121-9335
Attention: Senior Vice President — Finance & Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

Address of Lessee for Courier and Similar Delivery:
Kansas City Southern
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President — Finance & Treasurer
Facsimile No.: (816) 983-1198
Telephone No.: (816) 983-1802

and

Kansas City Southern
427 West 12th Street
Kansas City, MO 64105
Attention: Senior Vice President & General Counsel
Facsimile No.: (816) 983-1227
Telephone No.: (816) 983-1303

Section 21.  Lessee’s Indemnities.

Section 21.1.  General Tax Indemnity.

(a) Tax Indemnitee Defined.  For purposes of this Section 21.1, “Tax Indemnitee” means Lessor and its successors or assigns permitted under the terms of the Operative Agreements and, with respect to any taxes, shall also include any affiliated or combined group of which such Tax Indemnitee is, or may become, a member if consolidated or combined returns are filed for such group for purposes of such taxes.

(b) Taxes Indemnified.  Subject to the exclusions stated in subsection (c) below, Lessee agrees to indemnify and hold harmless each Tax Indemnitee, on an After-Tax Basis, against all fees, taxes, levies, assessments, charges or withholdings of any nature, together with any penalties, fines or interest thereon or additions thereto (“Taxes”) imposed upon any Tax Indemnitee or all or any part of the Equipment by any federal, state or local government, political subdivision, or taxing authority in the United States, by any government or taxing authority of or in a foreign country or by any international authority, upon, with respect to or in connection with:

(i) the Equipment or any part of any of the Equipment or interest therein;

(ii) the acquisition, importation, exportation, financing, use or operation with respect to the Equipment or any part of any of the Equipment or interest therein;

(iii) payments of Rent or the receipts, income or earnings arising therefrom;

(iv) any or all of the Operative Agreements; or

(v) otherwise with respect to the transactions contemplated by the Operative Agreements, including any payments thereunder.

(c) Taxes Excluded.  The indemnity provided for in paragraph (b) above shall not extend to any of the following:

(i) Taxes imposed by any federal, state or local government, or any political subdivision thereof or any foreign government or taxing authority, which are based upon, measured by or in respect to gross or net income or gross or net receipts (including all Taxes which are in the nature of a gross or net income tax); Taxes on items of preference or any minimum tax; value added taxes which are imposed in substitution for or in lieu of a gross or net income tax; business and occupation taxes; franchise taxes; or Taxes based upon Lessor’s capital stock or net worth; provided that there shall not be excluded under this subparagraph (i) any Taxes which are (w) value added taxes except for value added taxes that are net income Taxes (it being understood and agreed that, as of the date hereof, Mexican value added taxes and Canadian value added taxes are not net income Taxes), (x) sales, use, property, license, rental, ad valorem or Taxes in the nature thereof (including, for the avoidance of doubt, the Mexican asset tax (impuesto al activo), it being understood and agreed that, as of the date hereof, the Mexican asset tax is in the nature of a sales, use, property, license, rental or ad valorem tax) imposed by a state or local government of the United States or a foreign government or taxing authority, (y) imposed by any government or taxing authority of or in a foreign country if, and to the extent, such Taxes would have been imposed had the sole connection between the Tax Indemnitee and such foreign country been the presence in such country of any Unit or any part thereof or the presence or activities of Lessee or any user of the Equipment in, or the making of payments from, such country or (z) imposed in excess of Taxes that would have been imposed had title to the Units been transferred on the Settlement Date;

(ii) Taxes imposed with respect to any period after (A) the satisfaction by Lessee of all of its obligations under the Operative Agreements and (B) the earliest of (x) the return of possession of the Equipment to Lessor or the placement of the Equipment in storage at the request of Lessor, in either case pursuant to Section 6 hereof and only so long as no Event of Default shall have occurred and be continuing, (y) the termination of the Lease Term pursuant to Section 10 hereof, or (z) the discharge in full of Lessee’s obligation to pay the Termination Value or the Stipulated Loss Value and all other amounts due, if any, under Section 10 or 11.2 hereof, as the case may be, with respect to the Equipment; provided that the exclusion set forth in this clause (ii) shall not apply to Taxes to the extent such Taxes relate to events occurring or matters arising prior to or simultaneously with such time (including Taxes on or with respect to any payment to Lessor due after the termination or expiration of this Lease if such payment relates to events occurring or matters arising prior to or simultaneously with such time);

(iii) Taxes imposed upon a Tax Indemnitee which arise out of or are caused by the gross negligence or willful misconduct of such Tax Indemnitee;

(iv) Taxes which become payable as a result of a sale, assignment, transfer or other disposition (whether voluntary or involuntary) by a Tax Indemnitee of all or any portion of its interest in the Equipment or any part thereof or any of the Operative Agreements or rights created thereunder other than a disposition attributable to (v) an Event of Default, (w) an Event of Loss, (x) the exercise by Lessee of the termination right pursuant to Section 10 hereof, (y) the exercise by Lessee of the purchase right pursuant to Section 23 hereof and (z) the replacement, substitution or interchange of any Unit by any Lessee Person;

(v) Taxes which have been included in the Equipment Cost;

(vi) Taxes for which Lessee is obligated to indemnify Lessor under the Tax Indemnity Agreement;

(vii) Taxes which result from Lessor’s engaging in transactions other than those permitted or contemplated by the Operative Agreements unless attributable to the exercise of default remedies pursuant to this Lease; or

(viii) Taxes imposed on Basic Rent by withholding or deduction, which shall be indemnified to the extent provided in Section 21.1(d) hereof.

(d) Withholding Tax Matters.  (i) All payments whatsoever under this Lease will be made by the Lessee free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law. If withholding or deduction of Tax is compelled by law with respect to payments of Basic Rent under the Lease, Lessee shall make additional payments as provided in this Section 21.1(d).

(ii) The Lessee shall have no obligation to make additional payments under this Section 21.1(d) in respect of any Mexican withholding or deduction to the extent Basic Rent is subject to a Mexican withholding or deduction of Tax at a rate of five percent or less. If any payment of Basic Rent is subject to withholding or deduction of Tax, (A) the Lessee will pay to the Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon; and (B) unless such Tax is a Mexican withholding Tax at a rate of five percent or less, pay to the Lessor such additional amounts as may be necessary in order that the net amounts received by the Lessor after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts the Lessor would have received had no such deductions or withholdings (other than any deduction or withholding imposed by Mexico at a rate of five percent or less) been required; provided that no payment of any additional amounts shall be required to be made for or on account of any Tax to the extent such Tax would not have been imposed but for a breach by Lessor of its obligations under clause (iv) of this Section 21.1(d).

(iii) To the extent any payment of Basic Rent results in an additional payment by the Lessee pursuant to the preceding paragraph, such additional payment is intended to constitute a payment pursuant to a tax indemnity provision for purposes of Regulations § 1.467-1(h)(14) that shall be allocated to the same Lease period as such Basic Rent is allocated in accordance with Section 3.2 hereof.

(iv) The Lessor agrees (A) on or prior to the date of the execution and delivery of this Lease to provide Lessee with duplicate executed originals of Internal Revenue Services (“IRS”) Form W-9, or any successor form, and (B) subject to the limitations below, thereafter within 60 days of its receipt of a written request from the Lessee, that it will (x) duly complete and deliver to or as reasonably directed by the Lessee all such forms, certificates, documents and returns provided to the Lessor by the Lessee (collectively, the “Forms”) required to be filed by or on behalf of the Lessor in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide the Lessee with such information with respect to the Lessor as the Lessee may reasonably request in order to complete any such Forms, provided that (I) nothing in this Section 21.1(d)(iv) shall require the Lessor to provide information with respect to any such Form or otherwise if in the opinion of the Lessor such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to the Lessor; (II) the filing of such Forms would not (in the Lessor’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on the Lessor; and (III) the Lessor shall be deemed to have complied with the requirements of this paragraph with respect to any Form upon the good faith completion and submission of such Form as may be specified in a written request of the Lessee no later than 60 days after receipt by the Lessor of such written request (which in the case of a Form 8802 or any similar Form shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form) and, in the case of a transfer of the Lease, at least 90 days prior to the relevant Rent Payment Date. Any written request for Forms by the Lessee shall be accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof. Lessor shall promptly after receipt thereof provide to Lessee an original of each IRS Form 6166, or any successor form, received by Lessor.

(v) The Lessee will furnish the Lessor, promptly and in any event within 60 days after the date of any payment by the Lessee of any Tax in respect of any amounts paid under this Lease, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Lessee, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by the Lessor.

(vi) Upon receipt by Lessor of a refund or credit of all or part of any Taxes paid or indemnified against by Lessee pursuant to Section 21.1(d)(ii)(B), Lessor shall pay to the Lessee an amount equal to the amount of such refund or credit, as the case may be, plus any interest received by or credited to the Lessor with respect to such refund or credit increased or decreased, as the case may be, by the Lessor’s net additional or saved taxes attributable to the receipt or grant of such amounts from the taxing authority and the payment being made to Lessee hereunder, provided, however, that (A) the Lessor shall be required to make any such payment only to the extent such payment leaves the Lessor in an overall financial position no worse that it would have been had no deduction or withholding applied, (B) the Lessor shall not be obligated to make a payment pursuant to this clause (vi) to the Lessee as long as an Event of Default of the type specified in Section 14(a), (b), (c), (g) or (h) hereof shall have occurred and be continuing, (C) in no event shall Lessor be required to make any payment to Lessee with respect to any refund or credit attributable to any Mexican deduction or withholding at a rate of five percent or less, and (D) to the extent the amount of such payment by the Lessor to the Lessee would exceed the amount of all prior payments by the Lessee to the Lessor pursuant to Section 21.1(d)(ii)(B) less the amount of all prior payments by the Lessor pursuant to this clause (vi), such excess shall not be paid by the Lessor but shall instead by carried forward and shall reduce the Lessee’s obligations to make subsequent payments under Section 21.1(d)(ii)(B) to the Lessor. Any subsequent loss or disallowance of such refund or credit in Taxes shall be treated as Taxes for which Lessee shall be obligated to reimburse and indemnify the Lessor unless such loss is attributable to a breach by Lessor of its obligations under clause (iv) of this Section 21.1(d). Nothing herein contained shall interfere with the right of the Lessor to arrange its tax affairs in its sole discretion in whatever manner it thinks fit and, in particular, the Lessor shall not be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (iv) above or subsection (g)) oblige the Lessor to disclose any information relating to its tax affairs or any computations in respect thereof. Section 21.1(f) below shall not apply to any refund or credit with respect to Taxes indemnified pursuant to this subsection (d), which shall instead be governed solely by this clause (vi).

(vii) If the Lessee makes payment to or for the account of the Lessor and the Lessor is entitled to a refund or credit of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then the Lessor shall, as soon as practicable after receiving written request from the Lessee (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund or credit forms to or as directed by the Lessee, subject, however, to the same limitations with respect to Forms as are set forth above.

(e) All Tax Obligations in This Section, Etc.  Notwithstanding any other provision anywhere contained in the Operative Agreements except as expressly provided therein, it is understood that (i) all of Lessee’s obligations with respect to Taxes are set forth in this Section 21.1 and in the Tax Indemnity Agreement, and if Lessee shall be required under any provision of the Operative Agreements to pay any other tax not described in this sentence, it shall be entitled to prompt reimbursement of such amount from the party whose tax liability was paid and (ii) except as provided in Section 7.2, Lessor shall have no obligations with respect to Taxes.

(f) Refund or Credit.  Upon receipt by a Tax Indemnitee of a refund or credit of all or part of any Taxes paid or indemnified against by Lessee, such Tax Indemnitee shall pay to Lessee an amount equal to the amount of such refund or credit, as the case may be, plus any interest received by or credited to such Tax Indemnitee with respect to such refund or credit increased or decreased, as the case may be, by the Tax Indemnitee’s net additional or saved taxes attributable to the receipt of such amounts from the taxing authority and the payment being made to Lessee hereunder, provided that (i) the Tax Indemnitee shall not be obligated to make a payment to Lessee pursuant to this subsection (f) as long as an Event of Default of the type specified in Section 14(a), (b), (c), (g) or (h) hereof shall have occurred and be continuing or (ii) to the extent the amount of such payment by the Tax Indemnitee to Lessee would exceed the amount of all prior payments by Lessee to the Tax Indemnitee pursuant to paragraph (b) less the amount of all prior payments by the Tax Indemnitee pursuant to this paragraph (f), such excess shall not be paid but shall instead be carried forward and shall reduce Lessee’s obligations to make subsequent payments under paragraph (b) to the Tax Indemnitee. Any subsequent loss or disallowance of such refund or credit in Taxes shall be treated as Taxes subject to Lessee’s indemnity obligation pursuant to this Section 21.1, without regard to the provisions of paragraph (c).

(g) Procedures.  Lessee shall pay any Tax indemnifiable hereunder directly to the appropriate taxing authority prior to the date such payment is due. Any amount payable to a Tax Indemnitee pursuant to paragraph (b) or paragraph (d) shall be paid within 30 days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that such amount need not be paid prior to the later of (i) the date which is 3 days prior to the date on which such Taxes are required to be paid or (ii) in the case of amounts which are being contested pursuant to paragraph (h) hereof, the time such contest (including all appeals) is finally resolved. Any amount payable to Lessee pursuant to paragraph (d) or paragraph (f) shall be paid within 30 days after the Tax Indemnitee receives a refund or credit giving rise to a payment under paragraph (d) or paragraph (f), as the case may be, and shall be accompanied by a written statement by the Tax Indemnitee setting forth in reasonable detail the basis for computing the amount of such payment. Within 15 days following Lessee’s receipt of any computation from the Tax Indemnitee, Lessee may request that an accounting firm selected by Lessee and reasonably acceptable to the Tax Indemnitee determine whether such computations of the Tax Indemnitee are correct. Such accounting firm shall be requested to make the determination contemplated by this paragraph (g) within 30 days of its selection. In the event such accounting firm shall determine that such computations are incorrect, then such firm shall determine what it believes to be the correct computations. The Tax Indemnitee shall cooperate with such accounting firm and supply it with all information necessary to permit it to accomplish such determination, provided that such accounting firm shall have entered into a confidentiality agreement reasonably satisfactory to the Tax Indemnitee. The computations of such accounting firm shall be final, binding and conclusive upon the parties and Lessee shall have no right to inspect the books, records or tax returns of the Tax Indemnitee to verify such computation or for any other purpose. All fees and expenses of the accounting firm payable under this Section 21.1(g) shall be borne by Lessee; provided, however, that such fees and expenses shall be borne by the Tax Indemnitee if the amount determined by such firm is (1) in the case of any amount payable by Lessee, less than the amount determined by the Tax Indemnitee by the lesser of (a) $25,000 and (b) 5% of the amount determined by such firm or (2) in the case of any amount payable to Lessee, greater than the amount determined by the Tax Indemnitee by the lesser of (a) $25,000 and (b) 5% of the amount determined by such firm.

(h) Contest.  If a written claim is made against a Tax Indemnitee for Taxes with respect to which Lessee may be liable for indemnity hereunder, the Tax Indemnitee shall give Lessee notice in writing of such claim within 15 days after its receipt and shall furnish Lessee with copies of the claim and all other writings received from the taxing authority relating to the claim; provided, however, that any failure to provide such notice or furnish such information shall not reduce or affect Lessee’s indemnity obligations hereunder unless such failure precludes the contest of such claim. The Tax Indemnitee shall not pay such claim prior to 30 days after providing Lessee with such written notice, unless required to do so by law or unless deferral of payment would cause adverse consequences to the Tax Indemnitee. The Tax Indemnitee shall in good faith, with due diligence and at Lessee’s expense, if requested in writing by Lessee, contest (including pursuing all appeals) in the name of the Tax Indemnitee (or, if requested by Lessee and permissible as a matter of law, in the name of Lessee), or shall at Lessee’s option permit Lessee to contest in either the name of Lessee or with the Tax Indemnitee’s consent, which consent shall not be unreasonably withheld, in the name of the Tax Indemnitee, the validity, applicability or amount of such Taxes by,

(i) resisting payment thereof if practical;

(ii) not paying the same except under protest if protest is necessary and proper;

(iii) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings; or

(iv) taking such other reasonable action as is reasonably requested by Lessee from time to time.

Notwithstanding the foregoing provisions of this paragraph (h), the Tax Indemnitee shall not be required to contest, or permit Lessee to contest, a claim unless (A) Lessee shall have agreed in writing to pay on an After-Tax Basis to the Tax Indemnitee on demand all reasonable out-of-pocket costs and expenses which the Tax Indemnitee may incur in connection with contesting such claim, and (B) no Event of Default of the type specified in Section 14(a), (b), (c), (g) or (h) hereof shall have occurred and be continuing, (C) such contest will not result in any material danger of the sale, forfeiture or loss of any of the Units unless Lessee shall have provided security reasonably acceptable to the Tax Indemnitee, (D) the amount of such claim exceeds $50,000, (E) Lessee shall have provided the Tax Indemnitee with a written acknowledgement of Lessee’s obligations to indemnify the Tax Indemnitee for such Taxes if and to the extent the contest is not successful and (F) Lessee shall have provided the Tax Indemnitee with an opinion of independent counsel selected by the Tax Indemnitee and reasonably acceptable to Lessee to the effect that a reasonable basis exists to contest such claim. If a Tax Indemnitee is obligated to contest a claim under this paragraph (h), such Tax Indemnitee shall not compromise or settle such claim without the express written permission of Lessee, which will not be unreasonably withheld. If it does so in the absence of such permission, Lessee’s obligation to indemnify with respect to such claim shall terminate. If a Tax Indemnitee is obligated to contest a claim under this paragraph (h), such Tax

Indemnitee may at any time decline to take further action with respect to the contest of such claim if such Tax Indemnitee shall first waive in writing its right to any indemnity payment by Lessee in respect of such claim.

If a Tax Indemnitee determines in good faith that it must file a form with respect to or pay a Tax that is indemnifiable under this Section 21.1, such determination shall be treated as a written claim made against a Tax Indemnitee for Taxes with respect to which the Lessee may be liable for indemnity hereunder to which the contest provisions of this subsection (h) apply.

(i) Reports.  In case any report, return or statement is required to be filed with respect to Taxes for which Lessee has an indemnity obligation under this Section 21.1, Lessee shall at Lessee’s expense timely file the same (except for any such report, return or statement (x) which the relevant Tax Indemnitee has notified in writing Lessee that such Tax Indemnitee intends to file or (y) which Lessee is not permitted to file, in which event Lessee shall timely (but in no event later than 30 days prior to the due date for such report, return or statement) provide at Lessor’s expense such Tax Indemnitee with such information reasonably available to Lessee as is reasonably necessary for preparing such report, return or statement), provided that such Tax Indemnitee shall have furnished Lessee with such information, not within the control of Lessee, as is in such Tax Indemnitee’s control and is reasonably available to such Tax Indemnitee and reasonably necessary to file such report, return or statement. Lessee shall either file such report, return or statement so as to show the ownership of the Equipment in Lessor or, where Lessee is not permitted to so file, shall notify the Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to the Tax Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed.

Section 21.2.  General Indemnification and Waiver of Certain Claims.

(a) Claims Defined.  For the purposes of this Section 21.2, “Claims” shall mean any and all costs, expenses, liabilities, obligations, losses, damages, penalties, actions or suits or claims of whatsoever kind or nature (whether or not on the basis of negligence, strict or absolute liability or liability in tort) which may be imposed on, incurred by, suffered by, or asserted against an Indemnified Person, as defined herein, or any Unit and, except as otherwise expressly provided in this Section 21.2, shall include, but not be limited to, all reasonable out-of-pocket costs, disbursements and expenses (including legal fees and expenses) paid or incurred by an Indemnified Person in connection therewith or related thereto.

(b) Indemnified Person Defined.  For the purposes of this Section 21.2, “Indemnified Person” means Lessor and its directors, officers, employees, successors and permitted assigns, agents and servants (the directors, officers, employees, successors and permitted assigns, agents and servants of Lessor together with Lessor being referred to herein collectively as the “Related Indemnitee Group” of Lessor), provided that as a condition of any obligations of Lessee to pay any indemnity or perform any action under this Section 21.2 with respect to any persons who are not signatories hereto, such persons at the written request of Lessee shall expressly agree in writing to be bound by all the terms of this Section 21.2. In the event that any Indemnified Person fails, after notice to such Indemnified Person referring to this sentence, to comply with any duty or obligation under Section 21.2(e) and (f), such Indemnified Person shall not be entitled to indemnity under this Section 21.2 to the extent such failure to comply has a material adverse effect on Lessee’s ability to defend any such Claim.

(c) Claims Indemnified.  Whether or not any Unit is accepted under this Lease, or a closing occurs with respect thereto, and subject to the exclusions stated in subsection (d) below, Lessee agrees to indemnify, protect, defend and hold harmless each Indemnified Person on an After-Tax Basis against Claims resulting from or arising out of or related to (whether or not such Indemnified Person shall be indemnified as to such Claim by any other Person):

(i) this Lease or any other Operative Agreement or any of the transactions contemplated hereby and thereby and the enforcement thereof and hereof and the ownership, lease, operation, possession, modification, use, non-use, maintenance, sublease, substitution, control, repair, storage, alteration, violation of law with respect to any Unit (including applicable securities laws, ERISA and environmental law), transfer or other disposition of any Unit, return, overhaul, testing or registration of any Unit (including, without limitation, injury, death or property damage of passengers, shippers or others, and environmental control, noise and pollution regulations) whether or not in compliance with the terms of this Lease;

(ii) the manufacture, design, purchase, acceptance, rejection, delivery, non-delivery or condition of any Unit (including, without limitation, latent and other defects, whether or not discoverable, and any claim for patent, trademark or copyright infringement); and

(iii) any act or omission (whether negligent or otherwise) and any breach of or failure to perform or observe, or any other non-compliance with, any covenant, condition or agreement to be performed by, or other obligation of, Lessee under any of the Operative Agreements, or the falsity when made of any representation or warranty of Lessee in any of the Operative Agreements or in any document or certificate delivered in connection therewith other than representations and warranties in the Tax Indemnity Agreement.

(d) Lessee’s Claims Excluded.  The following are excluded from the agreement to indemnify under this Section 21.2:

(i) Claims with respect to any Unit to the extent attributable to acts or events occurring after (A) in the case of the exercise by Lessee of a purchase option with respect to such Unit under Section 23 hereof, the exercise by Lessee of an early termination option with respect to such Unit under Section 10 hereof or the occurrence of an Event of Loss with respect to such Unit under Section 11 hereof, the last to occur of (x) the payment of all amounts due from Lessee in connection with any such event and (y) legal transfer of title to such Unit to any Person other than Lessor or (B) in all other cases, the last to occur of (x) with respect to such Unit, the earlier to occur of the termination of this Lease or the expiration of the Lease Term and (y) with respect to each Unit, the return of such Unit to Lessor in accordance with the terms of this Lease (it being understood that the date of the placement of such Unit in storage as provided in Section 6 hereof constitutes the date of return of such Unit under this Lease);

(ii) with respect to any particular Indemnified Person, Claims which are Taxes or Losses, whether or not Lessee is required to indemnify therefor under Section 21.1 hereof or the Tax Indemnity Agreement, except Taxes arising by reason of ERISA and not related to such Indemnified Person’s making or holding its investment as contemplated by the Operative Agreements or in accordance with the instructions of Lessee. Except as expressly provided in the Operative Agreements (including the foregoing sentence), Lessee’s entire obligation with respect to taxes and losses of tax benefits are fully set out in Section 21.1 or the Tax Indemnity Agreement;

(iii) with respect to any particular Indemnified Person, Claims to the extent attributable to the gross negligence or willful misconduct of (other than gross negligence or willful misconduct imputed as a matter of law to such Indemnified Person solely by reason of its interest in the Equipment), or to the breach of any contractual obligation by, or the falsity or inaccuracy of any representation or warranty of such Indemnified Person or any of such Indemnified Person’s Related Indemnitee Group;

(iv) with respect to any particular Indemnified Person, Claims to the extent attributable to any breach by such Indemnified Person of the warranty of quiet enjoyment set forth in Section 5.2 or any transfer (other than pursuant to Section 10, 11, 15 or 23 hereof) by such Indemnified Person of any interest in the Units or this Lease;

(v) with respect to any particular Indemnified Person, any Claim to the extent attributable to the offer, sale or disposition (voluntary or involuntary) by or on behalf of such Indemnified Person of any interest in this Lease, or any similar security, other than a transfer by such Indemnified Person of its interests in any Unit pursuant to Section 10, 11 or 23 hereof or otherwise attributable to an Event of Default that has occurred and is continuing;

(vi) [Intentionally Omitted];

(vii) [Intentionally Omitted];

(viii) any Claim to the extent attributable to the authorization or giving or unreasonable withholding by such Indemnified Person of any future amendments, supplements, modifications, alterations, waivers or consents with respect to any of this Lease and the other Operative Agreements, other than such as have been requested by or consented to by Lessee or necessary or required to effectuate the purpose or intent of any Operative Agreement or as are expressly required by any Operative Agreements;

(ix) [Intentionally Omitted];

(x) [Intentionally Omitted];

(xi) any Claim which relates to a cost, fee or expense payable by a Person other than Lessee or Lessee pursuant to this Lease or any other Operative Agreement;

(xii) any Claim which is an ordinary and usual operating or overhead expense of such Indemnified Person other than such expenses attributable to the occurrence of an Event of Default hereunder;

(xiii) [Intentionally Omitted];

(xiv) with respect to any particular Indemnified Person, any Claim resulting from the imposition of any Lessor’s Lien attributable to such Indemnified Person; or

(xv) with respect to any particular Indemnified Person, any Claim, to the extent the risk thereof has been expressly assumed by such Indemnified Person in connection with the exercise by such Indemnified Person of the right of inspection granted under Section 6.1, 6.2 or 13.2 hereof.

(e) Insured Claims.  In the case of any Claim indemnified by Lessee hereunder which is covered by a policy of insurance maintained by Lessee pursuant to this Lease or otherwise, each Indemnified Person agrees to provide reasonable cooperation at the expense of Lessee to the insurers in the exercise of their rights to investigate, defend or compromise such Claim as may be required to retain the benefits of such insurance with respect to such Claim.

(f) Claims Procedure.  An Indemnified Person shall, upon becoming aware of any Claim for which indemnification is sought, promptly notify Lessee of such Claim; provided, however, that, notwithstanding the last sentence of Section 21.2(b), the failure to give such notice shall not release Lessee from any of its obligations under this Section 21, except to the extent that such failure to give notice shall have a material adverse effect on Lessee’s ability to defend such claim or recover proceeds under any insurance policies maintained by Lessee. Subject to the rights of insurers under policies of insurance maintained by Lessee, Lessee shall have the right in each case at Lessee’s sole expense to investigate, and the right in its sole discretion to defend or compromise, any Claim for which indemnification is sought under this Section 21.2 and the Indemnified Person shall cooperate with all reasonable requests of Lessee in connection therewith; provided that no right to defend or compromise such Claim shall exist on the part of Lessee with respect to any Indemnified Person if (1) a Specified Default or Event of Default shall have occurred and be continuing or (2) such Claim would entail a significant risk to Lessor or any Affiliate thereof of any criminal liability; provided, further, that no right to compromise or settle such Claim shall exist unless Lessee agrees in writing to pay the amount of such settlement or compromise. In any case in which any action, suit or proceeding is brought against any Indemnified Person in connection with any Claim, Lessee may, and upon such Indemnified Person’s request will, at Lessee’s expense resist and defend such action, suit or proceeding, or cause the same to be resisted or defended by counsel selected by Lessee and reasonably acceptable to such Indemnified Person and, in the event of any failure by Lessee to do so, Lessee shall pay all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such Indemnified Person in connection with such action, suit or proceeding. Where Lessee or the insurers under a policy of insurance maintained by Lessee undertake the defense of an Indemnified Person with respect to a Claim, no additional legal fees or expenses of such Indemnified Person in connection with the defense of such Claim shall be indemnified hereunder unless such fees or expenses were incurred at the request of Lessee or such insurers; provided, however, that if in the written opinion of counsel to such Indemnified Person an actual or potential material conflict exists where it is advisable for such Indemnified Person to be represented by separate counsel, the reasonable fees and expenses of any such separate counsel shall be paid by Lessee. Subject to the requirements of any policy of insurance, an Indemnified Person may participate at its own expense in any judicial proceeding controlled by Lessee pursuant to the preceding provisions; provided that such party’s participation does not, in the opinion of the independent counsel appointed by Lessee or its insurers to conduct such proceedings, interfere with such control; and such participation shall not constitute a waiver of the indemnification provided in this Section 21.2(f). Nothing contained in this Section 21.2(f) shall be deemed to require an Indemnified Person to contest any Claim or to assume responsibility for or control of any judicial proceeding with respect thereto.

(g) Subrogation.  If a Claim indemnified by Lessee under this Section 21.2 is paid by Lessee and/or an insurer under a policy of insurance maintained by Lessee, Lessee and/or such insurer, as the case may be, shall be subrogated to the extent of such payment to the rights and remedies of the Indemnified Person (other than under insurance policies maintained by such Indemnified Person) on whose behalf such Claim was paid with respect to the transaction or event giving rise to such Claim. So long as no Event of Default shall have occurred and be continuing, should an Indemnified Person receive any refund, in whole or in part, with respect to any Claim paid by Lessee hereunder, it shall promptly pay over the amount refunded (but not in excess of the amount Lessee or any of its insurers has paid in respect of such Claim paid or payable by such Indemnified Person on account of such refund) to Lessee.

(h) Waiver of Certain Claims.  Lessee hereby waives and releases any Claim now or hereafter existing against any Indemnified Person arising out of death or personal injury to personnel of Lessee, loss or damage to property of Lessee, or the loss of use of any property of Lessee, which may result from or arise out of the condition, use or operation of the Equipment during the Lease Term, including without limitation any latent or patent defect whether or not discoverable.

(i) Conflicting Provisions.  The general indemnification provisions of this Section 21.2 are not intended to waive or supersede any specific provisions of, or any rights or remedies of Lessee under, this Lease or any other Operative Agreement to the extent such provisions apply to any Claim.

Section 22.  Termination Upon Purchase by Lessee.

If Lessee shall have exercised its option to purchase any Unit pursuant to Section 23, upon payment by Lessee of the purchase price with respect to such Unit as provided in Section 23, and upon payment by Lessee of all Rent then due and payable under this Lease with respect to such Unit, the Lease Term shall end with respect to such Unit and the obligations of Lessee to pay Rent hereunder with respect to such Unit (except for Supplemental Rent obligations surviving pursuant to Section 21 hereof or the Tax Indemnity Agreement or which have otherwise accrued but not been paid as of the date of such payment) shall cease.

Section 23.  Lessee’s Options to Purchase Equipment.

(a) So long as no Specified Default or Event of Default shall have occurred and be continuing, Lessee shall have the option:

(i) [Intentionally Omitted];

(ii) upon not less than 90 days’ prior irrevocable notice to Lessor to purchase on the EBO Fixed Purchase Price Date all (but not less than all) of the Units then subject to this Lease at a price equal to the EBO Fixed Purchase Price for such Units (as such EBO Fixed Purchase Price may be adjusted from time to time pursuant to and in accordance with Section 3.4 hereof); and

(iii) upon not less than 90 days’ prior irrevocable notice to Lessor to purchase on the Basic Term Expiration Date all (but not less than all) of the Units then subject to this Lease at a price equal to the FPO Fixed Purchase Price for such Units.

(b) If Lessee shall have exercised its option to purchase any Unit hereunder, on the date of such purchase (x) Lessor shall, subject to the payment in full of all amounts referred to in clauses (y) and (z) below, assign, transfer and convey to Lessee all right, title and interest of Lessor in and to each Unit being purchased on such date on an “as is, where is” basis, without recourse or warranty except as to Lessor’s Liens other than Permitted Liens, (y) Lessee shall pay, by 12:00 noon (New York City time) on such date by wire transfer in immediately available funds, to Lessor the EBO Fixed Purchase Price or the FPO Fixed Purchase Price, as the case may be, with respect to the Units purchased on such date plus any sales, use or other similar taxes imposed on such purchase or transfer, and (z) Lessee shall pay pursuant to Section 22 all Basic Rent due and payable on or prior to such date of purchase plus all other Supplemental Rent due and payable as of such date of purchase.

Section 24.  Transaction Costs.

(a) If Lessor shall have made its investment provided for in Section 2.2 hereof and the transactions contemplated by this Lease are consummated, Lessor will promptly pay the following (the “Transaction Costs”):

(i) the cost of reproducing and printing the Operative Agreements, including all costs and fees in connection with the initial filing and recording of appropriate evidence of this Lease and any other document required to be filed or recorded pursuant to the provisions hereof or of any other Operative Agreement;

(ii) the reasonable fees and expenses of Thelen Reid Brown Raysman & Steiner LLP, special counsel to Lessor and the Lessor Guarantor and Winston & Strawn LLP, special tax counsel to Lessor (in the amounts separately agreed to by Lessor and Lessee) and the reasonable fees and expenses of Mexican counsel to Lessor and Lessor Guarantor, if any (in the amount separately agreed to by Lessor and Lessee), for their services rendered in connection with the negotiation, execution and delivery of this Lease and the Operative Agreements related hereto;

(iii) the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to Lessee and the reasonable fees and expenses of Mexican counsel to Lessee, for their services rendered in connection with the negotiation, execution and delivery of this Lease and the Operative Agreements related hereto;

(iv) the reasonable fees and expenses of Alvord and Alvord, special STB counsel, for their services rendered in connection with the consummation of the transactions contemplated by the Operative Agreements;

(v) the reasonable fees and expenses of McCarthy Tétrault, special Canadian counsel, for their services rendered in connection with the consummation of the transactions contemplated by the Operative Agreements; and

(vi) the reasonable fees and expenses of Lessee’s independent accountants, in connection with the transactions contemplated by the Operative Agreements;

provided, however, that if such Transaction Costs exceed the amount of Transaction Costs used in calculating Basic Rent and other amounts pursuant to Section 3.4(a) hereof on the Closing Date, Lessee shall pay such excess.

Notwithstanding the foregoing, Transaction Costs shall not include internal costs and expenses such as salaries and overhead of whatsoever kind or nature nor costs incurred by parties to this Lease pursuant to arrangements with third parties for services (other than those expressly referred to above), such as computer time procurement, financial analysis and consulting, advisory services, and costs of a similar nature.

(b) Upon the consummation of the transactions contemplated by this Lease, Lessee agrees to pay when due the reasonable expenses of Lessor incurred subsequent to the delivery of the Equipment, including reasonable fees and expenses of their counsel, in connection with any waivers, supplements, amendments, modifications or alterations which are (A) requested by Lessee in connection with any of the Operative Agreements or (B) necessary or required to comply with applicable law or to effectuate the purpose or intent of any Operative Agreement (excluding costs incurred in connection with any adjustment pursuant to Section 3.4, except as expressly provided in Section 3.4(b)).

(c) Notwithstanding the foregoing provisions of this Section 24, except as specifically provided in Section 21.2, Lessee shall have no liability for any costs or expenses relating to any voluntary transfer of Lessor’s interest in the Equipment including any transfer prior to the Closing Date of Lessor’s obligation to fund its participation (other than during the continuance of an Event of Default or in connection with the exercise of remedies as provided in Section 15 hereof, Lessee’s exercise of any purchase option pursuant to Section 23 hereof, Lessee’s exercise of its termination rights pursuant to Section 10 hereof or the transfer to Lessee of any Unit which has been the subject of an Event of Loss pursuant to Section 11 hereof) and no such costs or expenses shall constitute Transaction Costs and Lessee will not have any obligation with respect to the costs and expenses resulting from any voluntary transfer of any equity interest by any transferee of Lessor, whenever occurring (other than during the continuance of an Event of Default or in connection with the exercise of remedies as provided in Section 15 hereof, Lessee’s exercise of any purchase option pursuant to Section 23 hereof, Lessee’s exercise of its termination rights pursuant to Section 10 hereof or the transfer to Lessee of any Unit which has been the subject of an Event of Loss pursuant to Section 11 hereof).

Section 25.  Filing in Mexico.

In the event that during the Lease Term (A) a central filing system becomes available in Mexico for the filing or recording of security interests or ownership rights in railroad rolling stock, (B) Lessee elects as a business practice to conduct such filings or recordings with respect to equipment owned or leased by Lessee that is used in a manner similar to the Units and (C) Lessee has not previously taken such action in accordance with the requirements of Section 16.1 hereof, then Lessee will take, or cause to be taken, at Lessee’s cost and expense, such action with respect to the filing or recording of this Lease or any supplements hereto (or appropriate evidence thereof) and any financing statements or other instruments as may be necessary or reasonably required to maintain, so long as this Lease is in effect and such central filing system remains available, the benefit of such filing or recording in Mexico for the protection of any security interest that may be claimed to have been created by this Lease and the ownership interest of Lessor in each Unit to the extent such protection is available pursuant to such filing or recording in Mexico.

Section 26.  Miscellaneous.

Section 26.1.  Governing Law; Severability.  This Lease and any extensions, amendments, modifications, renewals or supplements hereto shall be governed by and construed in accordance with the internal laws and decisions (as opposed to conflicts of law provisions) of the State of New York; provided, however, that the parties shall be entitled to all rights conferred by any applicable Federal statute, rule or regulation. Whenever possible, each provision of this Lease shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Lease shall be prohibited by or invalid under the laws of any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Lease in any other jurisdiction.

Section 26.2.  Execution in Counterparts.  This Lease may be executed in any number of counterparts, each executed counterpart constituting an original and in each case such counterparts shall constitute but one and the same instrument.

Section 26.3.  Headings and Table of Contents; Section References.  The headings of the sections of this Lease and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Lease.

Section 26.4.  Successors and Assigns.  This Lease shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective permitted successors and assigns.

Section 26.5.  True Lease.  It is the intent of the parties to this Lease that it be, and this Lease shall be, a single and indivisible true lease of the Equipment for all purposes, including, without limitation, for Federal income tax purposes. Lessor shall at all times be the owner of each Unit which is the subject of this Lease for all purposes, this Lease conveying to Lessee no right, title or interest in any Unit except as lessee. Nothing contained in this Section 26.5 shall be construed to limit Lessee’s use or operation of any Unit or constitute a representation, warranty or covenant by Lessee as to tax consequences.

Section 26.6.  Amendments and Waivers.  No term, covenant, agreement or condition of this Lease may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto; provided, however, that any breach or default, once waived in writing, unless otherwise specified in such waiver, shall not be deemed continuing for any purpose of the Operative Agreements.

Section 26.7.  Survival.  All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on the behalf of any such party under this Lease, shall be considered to have been relied upon by each other party hereto and shall survive the consummation of the transactions contemplated hereby on the Closing Date and on the Settlement Date regardless of any investigation made by any such party or on behalf of any such party.

Section 26.8.  Business Days.  If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date and as to any payment (provided any such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day.

Section 26.9.  Directly or Indirectly.  Where any provision in this Lease refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 26.10.  Entitlement to §1168 Benefits.  It is the intent of the parties that Lessor would be entitled to the benefits of Section 1168 of the Bankruptcy Code in the event of any bankruptcy proceedings of Lessee filed under the U.S. Bankruptcy Code with respect to the right to repossess any Unit and to enforce any of its other rights or remedies as provided herein, and in any circumstances where more than one construction of the terms and conditions of this Lease is possible, a construction which would preserve such benefits shall control over any construction which would not preserve such benefits or would render them doubtful. To the extent consistent with the provisions of Section 1168 of the Bankruptcy Code or any analogous section of the Bankruptcy Code or other applicable law, it is hereby expressly agreed and provided that, notwithstanding any other provision of the Bankruptcy Code, any right of Lessor to take possession of any Unit and to enforce any of its other rights or remedies in compliance with the provisions of this Lease shall not be affected by the provisions of Sections 362 or 363 of the Bankruptcy Code or any analogous provision of any superseding statute or any power of a bankruptcy court to enjoin such undertaking or possession.

Section 26.11.  Waiver of Jury Trial.  The parties hereto voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Lease or any other Operative Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any of the parties hereto and thereto. The parties hereto hereby agree that they will not seek to consolidate any such litigation with any other litigation in which a jury trial has not or cannot be waived.

Section 26.12.  Reproduction of Documents.  This Lease and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the parties hereto on the Closing Date, and (c) financial statements, certificates and other information previously or hereafter furnished pursuant hereto, may be reproduced by the parties hereto by any photographic, photostatic, microfilm, microcard, miniature photographic, electronic or other similar process and the parties hereto may destroy any original document so reproduced. The parties agree to accept delivery of all of the foregoing documents in electronic format in lieu of original closing transcripts. The parties further agree and stipulate that, to the extent permitted by applicable law, any such reproduction, in electronic format or otherwise, shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 26.12 shall not prohibit the parties hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 26.13.  Tax Disclosure.  Notwithstanding anything herein to the contrary, each party hereto (and each employee, representative or other agent of such person) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions described in this Lease, and all materials of any kind (including opinions or other tax analyses) that are provided to the person related to such tax treatment and tax structure. The preceding sentence is intended to cause the transaction contemplated hereby to be treated as not having been offered under conditions of confidentiality for purposes of U.S. Treasury Regulation §1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

Section 26.14.  Jurisdiction, Court Proceedings.  Any suit, action or proceeding against any party to this Lease or any other Operative Agreement arising out of or relating to this Lease, any other Operative Agreement or any transaction contemplated hereby or thereby may be brought in any Federal or state court located in New York, New York, and each such party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each of the parties to this Lease (that is a resident of the United States of America), in the event that service of process by mail is permitted by applicable law, each such party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in Section 20. Each such party irrevocably agrees not to assert any objection which it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in New York, New York, including without limitation, objections regarding jurisdiction to which they may be entitled by reason of their current or future domiciles; and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Each of the parties to this Lease (that are not residents of the United States of America), hereby irrevocably designate, appoint and empower CT Corporation as its lawful agent to receive for and on its behalf service of process in the State of New York in any action or proceeding described in this Section 26.14 and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding. Any service made on such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to affected party. If any person or firm designated as agent hereunder shall no longer serve as agent of such party to receive service of process in the State of New York, the party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the parties hereto notified of the same in writing, service upon the last designated agent shall be good and effective. The parties to this Lease agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 26.15.  Judgment Currency.  This is an international transaction in accordance with which the specification of Dollars is of the essence, and Dollars shall be the currency of account in the case of all obligations under the Operative Agreements. The payment obligations of the parties under the Operative Agreements shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars and transfer to the specified place of payment under normal banking procedures does not yield the amount of Dollars, in such place, due under the governing Operative Agreements. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of Dollars in the specified place of payment, the obligee of such payment shall have a separate cause of action against the party making the same for the additional amount necessary to yield the amount due and owing under such Operative Agreements. If, for the purpose of obtaining a judgment in any court with respect to any obligation of a party under any of the Operative Agreements or any of the agreements contemplated thereby, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the respective judgment debtor agrees to pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York, New York, in accordance with normal banking procedures, will result in the amount then due under the respective Operative Agreement in Dollars. Any amount due from the respective judgment debtor shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Operative Agreement. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Operative Agreement, so that in any event the obligations of the respective judgment debtor under the Operative Agreement will be effectively maintained as Dollar obligations.

In Witness Whereof, Lessor and Lessee have caused this Lease to be duly executed and delivered on the day and year first above written.

Lessor:

High Ridge Leasing LLC

By:	General Electric Capital Corporation,
its Member

By:	/s/ Andrea J. Brantner
Name: Andrea J. Brantner

Title:	Attorney-in-Fact

Lessee:

Kansas City Southern de Mexico, S. de R.L. de C.V.

By:	/s/ Paul J. Weyandt
Name: Paul J. Weyandt

Title:	Attorney-in-Fact and Treasurer